[Execution Version]

PRIVILEGED AND CONFIDENTIAL

Exhibit 2.1

REORGANIZATION AND ACQUISITION AGREEMENT

by and among

22ND CENTURY GROUP, INC., as Parent,

GOLDEN ACQUISITION SUB, LLC, as Acquiror, and

GVB BIOPHARMA, as Transferor,

Dated as of May 13, 2022

TABLE OF CONTENTS

Page

Article I TRANSFER AND ACQUISITION OF ASSETS AND INTERESTS; CLOSING	1
1.1 Transfer and Acquisition of Assets and Interests; Assumption of Assumed Liabilities	1
1.2 Pre-Closing	4
1.3 Location, Date and Time	5
1.4 Closing Deliveries	5
1.5 Tax Treatment	7
1.6 Transferor Options, Warrants and Stock	7
1.7 Book-Entry Shares; Lockup Agreement; Trading in Parent Securities	8
Article II REPRESENTATIONS AND WARRANTIES OF TRANSFEROR	9
2.1 Due Organization	9
2.2 Authorization; No Conflict	10
2.3 Capitalization	10
2.4 Financial Statements	11
2.5 Absence of Changes	12
2.6 Real Property; Encumbrances	13
2.7 Environmental Matters	14
2.8 Assets	15
2.9 Taxes	16
2.10 Employee Benefit Plans	19
2.11 Labor Matters	21
2.12 Compliance with Law; Permits; Governmental Consents	23
2.13 Unlawful Payments	24
2.14 Sanctions	25
2.15 Legal Proceedings	25
2.16 Contracts and Commitments	26
2.17 Intellectual Property	27
2.18 Insurance	29
2.19 Warranties; Products	29
2.20 Significant Customers and Suppliers	29
2.21 Inventory	29
2.22 Accounts Receivable	30
2.23 Business Relationships With Affiliates	30
2.24 Brokers and Agents	30
2.25 No Other Representations and Warranties	30
2.26 Securities Representations	30

Article III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT	31
3.1 Due Organization	31
3.2 Authorization; No Conflict	32
3.3 Capitalization	32
3.4 SEC Filings; Financial Statements; Undisclosed Liabilities	32
3.5 Absence of Certain Changes or Events	33
3.6 Tax Matters	33
3.7 Brokers and Agents	33
Article IV COVENANTS	34
4.1 Cooperation in Litigation	34
4.2 Tax Matters	34
4.3 No Claim Against the Acquired Companies	36
4.4 Transaction Confidentiality Agreements	36
4.5 Further Assurances	36
4.6 Sharing of Data	37
4.7 Use of Business Names	37
4.8 Employee Retention Credits	37
4.9 Collection of Accounts Receivable	37
4.10 Employees	37
4.11 Corporate Existence; Dividends and Distributions; Transferor’s Representative	37
4.12 Cooperation	38
4.13 Equity Schedule; Equityholder Documents.	38
4.14 Financial Statements	39
4.15 Independent Director	39
4.16 Elite Sales	39
Article V DEFINITIONS	39
5.1 Specific Definitions	39
5.2 Accounting Terms	49
5.3 Usage	49
5.4 Cross-References	49

Article VI PARENT GUARANTY	50
Article VII GENERAL	50
7.1 Survival	50
7.2 Notices	50
7.3 Entire Agreement	50
7.4 Successors and Assigns	51
7.5 Counterparts; Facsimile Signatures	51
7.6 Expenses and Fees	51
7.7 Governing Law	51
7.8 Submission to Jurisdiction	51
7.9 Specific Performance	51
7.10 Severability	52
7.11 Amendment; Waiver	52
7.12 Absence of Third Party Beneficiary Rights	52
7.13 Mutual Drafting	52
7.14 Further Representations	52
7.15 Public Disclosure	52
7.16 Currency	52
7.17 Conflicts and Privilege	52

Exhibits:

Exhibit A Bill of Sale and Assignment and Assumption
Exhibit B Trademark Assignment
Exhibit C Membership Interest Assignment
Exhibit D Form of Exercise Documents

Exhibit E Form of Lockup Agreement

Schedules:

Schedule 1.1(d)(i)(C) Tangible Personal Property
Schedule 1.1(d)(i)(E) Assigned Contracts
Schedule 1.1(d)(iii)(H) Designated Excluded Assets
Schedule 1.2(a) Assigned Business Bank Indebtedness
Schedule 1.2(c) Equity Schedule
Disclosure Schedule

REORGANIZATION AND ACQUISITION AGREEMENT

THIS REORGANIZATION AND ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2022, by and among 22nd Century Group, Inc., a Nevada corporation (“Parent”), Golden Acquisition Sub, LLC, a Delaware limited liability company (“Acquiror”), and GVB Biopharma, a Nevada corporation (“Transferor”). Parent, Acquiror and Transferor may be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Transferor and the Acquired Companies are engaged in the business of developing, cultivating, processing, extracting, refining, manufacturing, marketing, distributing and selling hemp and hemp derived cannabinoid products, including CBD, CBG and CBN (collectively, the “Business”);

WHEREAS, Transferor owns, of record and beneficially, all of the issued and outstanding membership interests of the First Tier Acquired Companies and forty-nine percent (49%) of the issued and outstanding membership interests of Moonstruck CBD, LLC (collectively, the “Interests”); and

WHEREAS, Transferor desires to transfer to Acquiror, and Acquiror desires to acquire from Transferor, the Transferred Assets (including the Interests) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal and applicable state income Tax purposes, the Parties intend that: (i) the transfer by Transferor to Acquiror of the Transferred Assets, the assumption or direct payment of the Assumed Liabilities, and the liquidation of Transferor contemplated by Section 4.11 constitute a single integrated transaction qualifying as a tax-deferred reorganization under Section 368(a) of the Code, and (ii) this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations section 1.368-2(g) and 1.368-3(a);

WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby; and

WHEREAS, certain terms used in this Agreement are defined in Section 5.1.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

Article I
TRANSFER AND ACQUISITION OF ASSETS AND INTERESTS; CLOSING

1.1               Transfer and Acquisition of Assets and Interests; Assumption of Assumed Liabilities.

(a)                Upon the terms and subject to the conditions hereof, at the Closing, Transferor shall contribute, assign, transfer and deliver to Acquiror, and Acquiror shall acquire from Transferor, all right, title and interest in, to and under the Transferred Assets (including the Interests) free and clear of all Liens (other than Liens based upon the Business Bank Indebtedness set forth on Schedule 1.2(a), and, in the case of Interests, restrictions on transfer under applicable securities Laws and, in the case of all other Transferred Assets, Permitted Liens) in exchange for aggregate consideration (the “Aggregate Consideration”) equal to (x) 32,900,000 shares (the “Stock Consideration”) of common stock, $0.00001 par value per share, of Parent (“Parent Common Stock”), (y) the assumption of all Business Indebtedness, including the Business Bank Indebtedness set forth on Schedule 1.2(a), and (z) the assumption and payment of all Transaction Costs. The Aggregate Consideration shall be paid as follows:

(i)                 At the Closing, Acquiror shall pay directly to each Person to whom any Transaction Costs are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all then unpaid Transaction Costs in accordance with the wire transfer instructions delivered pursuant to Section 1.2(b), the amount of which is equal to $1,950,000; and

(ii)               At the Closing, Acquiror shall, subject to Section 1.7, deliver or cause to be delivered to Transferor the Stock Consideration.

(b)                Upon the terms and subject to the conditions hereof, at the Closing, Acquiror shall assume the Assumed Liabilities. Notwithstanding anything to the contrary in any Transaction Document, Acquiror shall not assume, and Transferor shall remain primarily liable for, and shall pay, perform and discharge when due, the Retained Liabilities.

(c)                Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract, lease, authorization, or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if (i) an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Authority, as the case may be, would constitute a breach thereof and (ii) such consent is not obtained prior to the Closing (each a “Deferred Item”). In such case, (x) such Deferred Item shall be withheld from the transfer pursuant to this Agreement, (y) from and after the Closing, Transferor will use its reasonable best efforts to obtain such consent as soon as practicable after the Closing, and (z) until such consent is obtained, Transferor shall provide to Acquiror the benefits under such Deferred Item. Without limiting the foregoing, in the event that any such consent is not obtained prior to the Closing, Transferor shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to Acquiror the economic and operational equivalent of obtaining such consent and assigning or transferring to Acquiror such Deferred Item, including enforcement for the benefit of Acquiror of all claims or rights arising thereunder.

(d)                For purposes of this Agreement, the following capitalized terms shall have the following definitions:

(i)                 “Transferred Assets” means all of the assets, properties and rights of the Transferor used or useful in or related to the Business and existing as of the Closing, including (if used or useful in or related to the Business and existing as of the Closing):

(A)              all trade and other accounts receivable and notes and loans receivable that are payable to Transferor;

(B)              all Inventories, wherever located, including Inventory held on order or in transit;

(C)              all tangible personal property set forth on Schedule 1.1(d)(i)(C);

(D)              all Intellectual Property;

(E)               all rights under the Contracts identified on Schedule 1.1(d)(i)(E) (the “Assigned Contracts”);

(F)               all Permits;

(G)              all Books and Records;

(H)              all Insurance Policies of Transferor, as well as all proceeds which may be payable thereunder;

(I)                 all customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records;

(J)                 the Interests;

(K)              all goodwill and going concern value; and

(L)               the Business Names and all goodwill associated therewith.

(ii)               “Assumed Liabilities” means all of the following liabilities of the Transferor (in each case solely to the extent related to the Business and not a Retained Liability):

(A)              all liabilities of Transferor set forth on the face of (and not solely in any notes to) the Base Balance Sheet, to the extent they have not been paid or discharged prior to the Closing;

(B)              all liabilities of Transferor which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice, including with respect to frequency and amount, to the extent that they have not been paid or discharged prior to the Closing; provided that this clause (B) shall not encompass any such liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand; and

(C)              all obligations of Transferor arising under or relating to the Assigned Contracts.

(iii)             “Excluded Assets” means the following assets of Transferor (in each case solely to the extent not an Transferred Asset):

(A)              all cash, short-term investments, deposits, bank accounts and other similar assets;

(B)              all equity interests in GVB Medical;

(C)              trademark applications and related rights to Intellectual Property for “BENDER MENDER” (Serial No. 88903108) and “MUSHROOM MAGIC” (Serial No. 88826999);

(D)              the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Transferor as a corporation;

(E)               all rights relating to refunds, recovery or recoupment of Taxes;

(F)               all rights relating to any issuance, disbursement, refund, recovery or recoupment of any sums from the IRS, totaling, in the aggregate, approximately $1,260,096.82 and representing employee retention refundable tax credits authorized under the CARES Act in respect of qualified wages paid by any of Evergreen State Holdings LLC, GV Farm Services LLC, or PTB Investment Holdings LLC prior to the date hereof (the “Employee Retention Credits”), the rights to which were assigned to Transferor prior to the date hereof;

(G)              any of the rights of Transferor under the Transaction Documents; and

(H)              those assets listed on Schedule 1.1(d)(iii)(H).

(iv)              “Retained Liabilities” means any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of Transferor which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of Transferor:

(A)              under this Agreement or the other Transaction Documents;

(B)              arising under or in connection with any Transferor Option, any Transferor Warrant, the Transferor Option Plan and/or any other warrant, option or other agreement or arrangement for the right to purchase or acquire any equity securities of Transferor; and

(C)              for (i) any Taxes of Transferor or any Acquired Company that were incurred in or are attributable to any Taxable period (or portion thereof) ending on or before the Closing Date, (ii) any Taxes related to the Transferred Assets that were incurred in or are attributable to any Taxable period (or portion thereof) ending on or before the Closing Date, and (iii) any Taxes of another person for which Transferor or any Acquired Company is liable, including, but not limited to Taxes for which Transferor is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation outside the ordinary course of business the principal subject matter of the contract or agreement in which such obligation is contained is Taxes, or otherwise.

1.2               Pre-Closing. Prior to the Closing Date, Transferor shall have delivered to Acquiror the following:

(a)                assignment and assumption agreements, in form and substance reasonably satisfactory to Acquiror, assigning all Business Bank Indebtedness set forth on Schedule 1.2(a) and outstanding immediately prior to the Closing to the First Tier Acquired Company effective immediately prior to the Closing;

(b)                the amounts, payees, and wire transfer instructions for the payment and satisfaction of all Transaction Costs owed by Transferor or any Acquired Company to any Person;

(c)                a schedule substantially in the form attached hereto as Schedule 1.2(c) (as may be revised from time to time to reflect exercises of Transferor Options or Transferor Warrants, the “Equity Schedule”) setting forth the following information:

(i)                 a calculation of the Aggregate Transferor Stock Deemed Outstanding; and

(ii)               with respect to each Equityholder (1) the name and, if available, the email address of such Equityholder, (2) whether such Equityholder is an employee, consultant, director or officer of Transferor or the Acquired Companies, (3) the number of shares of Transferor Stock, by class and series, held by such Equityholder, including any shares of Transferor Stock eligible to be received upon the exercise of Transferor Warrants and Transferor Options, assuming fully exercised as of the Closing on a net exercise basis, and (4) the number of shares of Parent Common Stock (in number of whole shares of Parent Common Stock, rounded to ensure the aggregated total does not exceed 32,900,000 shares of Parent Common Stock) that, Transferor reasonably expects will be distributed to each Equityholder, assuming the net exercise of all Transferor Warrants and Transferor Options.

1.3               Location, Date and Time. Subject to Section 1.4(a), the consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place effective as of 8:00 a.m. Eastern Time, by remote electronic exchange of signatures and documents (including by email of PDF documents), on the date hereof, or on such other date and/or time as Acquiror and Transferor may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.4               Closing Deliveries.

(a)                Deliveries by Transferor. Upon the terms and subject to the conditions contained herein, at the Closing, Transferor shall deliver to Acquiror the following:

(i)                 Conveyance Documents.

(A)              a Bill of Sale and Assignment and Assumption Agreement, attached hereto as Exhibit A, duly executed by Transferor;

(B)              one or more Trademark Assignments attached hereto as Exhibit B, duly executed by Transferor; and

(C)              a Membership Interest Assignment Agreement (assigning the Interests to Acquiror) attached hereto as Exhibit C, duly executed by Transferor;

(ii)               Consents and Approvals. Evidence that all consents, waivers, approvals, declarations, authorizations and notices described in Section 2.2(b) (including those listed in Section 2.2(b) of the Disclosure Schedule) have been obtained or made, as applicable;

(iii)             Governance Approvals. True, complete and correct copies of resolutions of Transferor’s Governing Body and stockholders (including holders of a majority of the outstanding Transferor Series A Preferred Stock), authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby;

(iv)              Related Party Indebtedness. Evidence that Transferor has accepted, as a contribution to the capital of Transferor, all Business Indebtedness that is outstanding immediately prior to the Closing and lent by or otherwise owing or payable to any Related Party;

(v)                Employee Benefit Plans. Evidence that Transferor has assigned, effective immediately prior to the Closing, Transferor’s 401(k) Plan to the First Tier Acquired Company and the First Tier Acquired Company has accepted such assignment, on terms satisfactory to Acquiror;

(vi)              Estoppel Certificate. An estoppel certificate from GV Property Development LLC, stating: (i) that certain lease between it and Evergreen State Holdings LLC, dated as of January 1, 2018, is in full force and effect, (ii) the amount of any security deposit paid under such lease, (iii) the amount of rent owed in the current and subsequent month; (iv) that neither Evergreen State Holdings LLC nor landlord is in default under any of the terms and conditions of such lease and that the landlord knows of no set of circumstances that currently or with the passage of time would constitute a default under such lease; (v) that the landlord acknowledges that Acquiror is relying on the certificate provided by the landlord in acquiring Evergreen State Holdings LLC; and (vi) that the landlord consents to the transactions contemplated by this Agreement;

(vii)            Bylaws Amendment. Evidence, in form and substance reasonably satisfactory to Acquiror, showing that Transferor’s Board of Directors shall have amended the by-laws of Transferor such that effective written consent of the shareholders of Transferor with respect to any action may be delivered by those shareholders having the votes necessary to approve such action under Transferor’s Charter Documents and applicable Law;

(viii)          Books and Records. Copies of all Books and Records of Transferor relating to the Business identified by Acquiror at least three Business Days prior to the Closing;

(ix)              Restrictive Covenants. Restrictive covenant agreements for (1) a term of three years between Acquiror or an Acquired Company, on the one hand, and Theodore Swindells, and (2) a term of one year between Acquiror or an Acquired Company, on the one hand, and each of Hugh Kinsman and Joseph Maher, in all cases in form and substance reasonably acceptable to the parties thereto, duly executed by such individuals;

(x)                Amendment to Grass Valley Lease. Amendment to that certain Real Property Lease for premises located at 212 NE North St, Grass Valley, OR, deleting that certain termination right therein permitting termination of such Real Property Lease by the landlord in connection with a sale of the premises and in form and substance reasonably satisfactory to Acquiror, duly executed by all parties to such Real Property Lease; and

(xi)              Employment Agreements. Employment agreements between Acquiror or an Acquired Company, on the one hand, and each of Jack Feldman, Philip Swindells and William Spiegel, terminating and superseding any then-existing employment agreements of such individuals with the Transferor and any Acquired Company and otherwise in form and substance reasonably acceptable to the parties thereto, duly executed by such individuals.

(b)                Deliveries by Acquiror. Upon the terms and subject to the conditions contained herein, at the Closing, Acquiror shall deliver to Transferor the following:

(i)                 Governance Approvals. True and complete copy of resolutions adopted by the board of directors of Parent, and the sole member of Acquiror, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(ii)               Stock Consideration. Evidence that Parent has delivered to its transfer agent instructions to deliver to Transferor the Stock Consideration pursuant to Section 1.1(a)(ii);

(iii)             Assignment and Assumption. The Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit A, duly executed by Acquiror; and

(iv)              Employment Agreements. Copies of the employment agreements referenced in Section 1.4(a)(xi), duly executed by Acquiror or the applicable Acquired Company.

(c)                No Further Obligation. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, it is hereby acknowledged and agreed that upon the delivery of the Stock Consideration to Transferor pursuant to Section 1.1(a)(ii), (i) none of Acquiror, Parent or any Acquired Company shall have any further obligation in respect thereof, (ii) each Equityholder shall be entitled to look only to Transferor with respect to the distribution of any portion of the Stock Consideration, (iii) subject to the terms and conditions of this Agreement, the distribution of the Stock Consideration to Equityholders shall be made by Transferor in accordance with its Charter Documents and the terms of the Transferor Warrants and Transferor Options, and (iv) none of Acquiror, Parent, the Acquired Companies nor any of their respective current or future Affiliates (excluding Transferor) shall have any liability with respect to the distribution of the Stock Consideration or the calculations or allocations set forth in the Equity Schedule.

1.5               Tax Treatment. For U.S. federal and applicable state income Tax purposes, it is intended that the transactions contemplated by the Transaction Documents (including, without limitation, the liquidation of Transferor pursuant to Section 4.11) constitute a single integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder (together, the “Intended Tax Treatment”). This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Each Party agrees that for U.S. federal and applicable state income Tax purposes, (i) it shall treat the transactions contemplated by the Transaction Documents (including, without limitation, the liquidation of Transferor pursuant to Section 4.11) as a single integrated transaction qualifying as a tax-deferred reorganization within the meaning of Section 368(a) of the Code, (ii) that it shall report the transactions contemplated by the Transaction Documents (including the liquidation of Transferor pursuant to Section 4.11) as a single integrated transaction qualifying as a tax-deferred reorganization within the meaning of Section 368(a) of the Code and that it shall not take any tax reporting position inconsistent with such treatment for U.S. federal, state and other relevant Tax and financial statement purposes, (iii) Parent, Acquiror and Transferor are “parties to a reorganization” within the meaning of Section 368(b) of the Code, (iv) it shall (and shall cause its Subsidiaries to) use its (and their) best efforts to cause the transactions contemplated by the Transaction Documents (including the liquidation of Transferor pursuant to Section 4.11) to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede such transactions from qualifying, as single integrated transaction and as a “reorganization” within the meaning of Section 368(a) of the Code, and (v) that it agrees to act in good faith, consistent with the intent of the Parties and the Intended Tax Treatment.

1.6               Transferor Options, Warrants and Stock.

(a)                On or prior to the Closing, Transferor shall take such action or cause to be taken such action as is necessary to cause each Transferor Option and Transferor Warrant that is issued and outstanding immediately prior to the Closing to become fully vested immediately prior to the Closing. Promptly following the Closing Date, Transferor shall mail or otherwise deliver to each Optionholder and Warrantholder (i) information, in such form and of such substance as is reasonably acceptable to Acquiror and relating to the transactions contemplated by this Agreement, including the portion of the Stock Consideration such Optionholder or Warrantholder shall receive upon exercise of each Transferor Option and Transferor Warrant held by such Optionholder or Warrantholder (on a net exercise basis), as set forth on the Equity Schedule (assuming exercise of all Transferor Options and Transferor Warrants on a net-exercise basis) and (ii) a form exercise election document substantially in the form attached hereto as Exhibit D (which election document shall provide for the net exercise of each Transferor Option and Transferor Warrant held by such Optionholder or Warrantholder and shall contain customary representations and warranties, releases and the lockup provisions applicable to the shares of Parent Common Stock to be received upon exercise of such Transferor Options and Transferor Warrant on a net exercise basis and providing that Acquiror and Parent shall be third party beneficiaries of such agreement with the ability to enforce such provisions) (“Exercise Documents”). Transferor shall recommend that, in connection with Transferor’s dissolution contemplated by Section 4.11 each Optionholder and Warrantholder fully exercise their Transferor Options and Transferor Warrants on a net-exercise basis and shall use its commercially reasonable efforts to obtain executed Exercise Documents from each such Optionholder or Warrantholder. Upon exercise of the applicable Transferor Options and Transferor Warrants, Transferor shall distribute to each Optionholder and Warrantholder, without interest, the number of shares of Parent Common Stock due with respect to such exercise.

(b)                Promptly following the Closing Date, Transferor shall mail or otherwise deliver to each Stockholder the form of lockup agreement attached hereto as Exhibit E (which lockup agreement shall include, among other things, customary representations and warranties by the executing Stockholder, a release of all claims relating to the Transferor Stock or other securities of Transferor by the executing Stockholder and agreement by the executing Stockholder to be bound by the lock-up provisions in Section  1.7, and providing that Acquiror and Parent shall be third party beneficiaries of such agreement with the ability to enforce such provisions) (each, a “Lockup Agreement”). Transferor shall use its commercially reasonable efforts to obtain executed Lockup Agreements from each Stockholder and shall subject to Section 1.7, distribute to each Stockholder, without interest, the number of shares of Parent Common Stock set forth on the Equity Schedule opposite such Stockholder’s name in respect of such Stockholder’s Transferor Stock.

1.7               Book-Entry Shares; Lockup Agreement; Trading in Parent Securities.

(a)                All shares of Parent Common Stock issued pursuant to this Agreement shall be non-certificated shares represented by book-entry. The book-entry for such shares shall include legends, substantially in the following form, evidencing the nature of the Parent Common Stock, and Parent may enter stop transfer instructions on the Parent Common Stock with Parent’s transfer agent and registrar against the transfer or distribution of the Parent Common Stock in accordance with the restrictions set forth in Section 1.7(b).

“TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AGREEMENT BETWEEN THE ISSUER AND GVB BIOPHARMA. NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED, WHETHER OR NOT SUCH AGREEMENT EXPRESSLY BINDS THE NAMED HOLDER HEREOF. SUCH AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(b)                Transferor hereby agrees not to:

(i)                 prior to the date that is twelve (12) months following the Closing Date (i) distribute; lend; offer; pledge; hypothecate; encumber; grant a security interest in; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer, convey or dispose of, directly or indirectly, any of the Parent Common Stock received pursuant to this Agreement, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Parent Common Stock received pursuant to this Agreement, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Common Stock or other securities or otherwise; provided, however, that (A) in connection with its dissolution as permitted by Section 4.11, (1) Transferor shall be entitled to distribute or otherwise transfer to the Equityholders the Parent Common Stock received pursuant to this Agreement in accordance with Section 1.6, provided that the provisions of this Section 1.7(b) shall continue to apply to all such Parent Common Stock and (2) on and following the date the is six (6) months following the Closing Date the foregoing restrictions shall cease to apply to one-third (1/3) of the Parent Common Stock received by such Equityholder; (B) on and following the date that is nine (9) months following the Closing Date, the foregoing restrictions shall cease to apply to an additional one-third (1/3) of the shares of Parent Common Stock received by each such Equityholder (totaling 2/3rds of the total amount of shares); and (C) on and following the date that is twelve months following the Closing Date, the foregoing restrictions shall cease to apply to any of the shares of Parent Common Stock received by each such Equityholder;

(ii)               from the Closing Date through the date that is twelve (12) months following the Closing Date, engage in or effect, in any manner whatsoever, directly or indirectly, any (i) “Short Sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of Parent Common Stock or (ii) hedging transaction, which establishes a net short position with respect to Parent Common Stock.

(iii)             violate any federal and state securities Laws applicable to any of the Parent Common Stock received pursuant to this Agreement and its ownership and/or control thereof.

(c)                The amounts of any shares of Parent Common Stock distributed or delivered to any Equityholder shall be rounded to the nearest whole number of shares of Parent Common Stock (in a manner that ensures the aggregate number of shares of Parent Common Stock to be distributed to the Equityholders pursuant to this Agreement does not exceed 32,900,000 shares of Parent Common Stock), and computed after aggregating shares issuable hereunder following the Closing to any Equityholder for all Transferor Options, Transferor Warrants and Transferor Stock held by such Equityholder immediately prior to the Closing.

(d)                The Parties acknowledge and agree that, within three (3) months of the Closing, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock held by the Persons who held Transferor Series A Preferred Stock as of the Closing, representing approximately 8,959,533 shares of Parent Common Stock, to be registered for re-sale under the Securities Act pursuant to a Form S-3 registration statement, so long as such filing does not unreasonably interference with any of Parent’s ongoing capital market activities.

Article II
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

To induce Parent and Acquiror to enter into the Transaction Documents and consummate the transactions contemplated thereby, Transferor makes the following representations and warranties to Acquiror as of the date hereof, except as disclosed by Transferor and the Stockholders in the written Disclosure Schedule provided to Parent and Acquiror dated the date of this Agreement (the “Disclosure Schedule”).

2.1               Due Organization. Section 2.1 of the Disclosure Schedule sets forth a true, correct and complete list of (a) the name of Transferor and each Acquired Company, (b) the jurisdiction of organization of Transferor and each such Acquired Company, (c) each other jurisdiction in which Transferor or such Acquired Company is qualified to do business, and (d) the names of the directors and officers (or Persons holding comparable positions) of Transferor and such Acquired Company. Each of Transferor and the Acquired Companies is duly organized, validly existing and in good standing (tax and otherwise) under the Laws of its jurisdiction of organization. Each of Transferor and the Acquired Companies is in good standing (tax and otherwise) in each other jurisdiction in which it is qualified to do business, and the jurisdictions listed in Section 2.1 of the Disclosure Schedule constitute the only jurisdictions in which the nature of Transferor’s or such Acquired Company’s business or the ownership or leasing of its properties requires such qualification. Each of Transferor and the Acquired Companies has all corporate or comparable power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Transferor has delivered or made available to Acquiror true, correct and complete copies of the Charter Documents of Transferor and each Acquired Company. Neither Transferor nor any Acquired Company is in violation of, in conflict with, or in default under, its Charter Documents, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

2.2               Authorization; No Conflict.

(a)                Transferor has full legal right and all requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform the transactions contemplated thereby. The execution and delivery by Transferor of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of Transferor. This Agreement has been duly and validly executed and delivered by Transferor and constitutes a valid and binding obligation of Transferor, enforceable against it in accordance with its terms. Each of the other Transaction Documents to which Transferor is a party has been duly and validly executed and delivered by Transferor or, when so executed and delivered, will be duly and validly executed and delivered by Transferor, enforceable against it in accordance with its terms.

(b)                The execution, delivery and performance of the Transaction Documents by Transferor, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of Transferor, any Acquired Company or of Moonstruck CBD; (ii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) except as disclosed on Section 2.2(b) of the Disclosure Schedule, materially conflict with, result in a material default, material modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of any material obligation under, or require any material consent, waiver, approval, notice, filing, declaration or authorization under, any Contract or Permit; (iv) result in the creation or imposition of any Lien on the assets of any Acquired Company, any Acquired Company Shares, the Business or any Transferred Asset (other than, in the case of the Acquired Company Shares, restrictions on transfer under applicable securities Laws, and in all other cases, Permitted Liens); or (v) violate in any material respect any Law to which Transferor, the Business, the Acquired Companies or any of the Transferred Assets or assets of the Acquired Companies are subject or bound.

2.3               Capitalization.

(a)                Section 2.3(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) the authorized capital of Transferor and each Acquired Company, (ii) the number of issued and outstanding shares of capital stock or other equity securities of Transferor and each Acquired Company and all holders (beneficial and of record) thereof, (iii) the number of all outstanding options, warrants and other securities convertible into or exchangeable for any capital stock or other equity securities of Transferor or any Acquired Company (“Derivative Securities”) and the names and addresses of all holders thereof, and (iv) each equity incentive plan (or any other plan or arrangement regarding the issuance of any capital stock or other equity securities of Transferor or any Acquired Company) and the number of shares issuable in respect of outstanding awards issued thereunder. All outstanding shares of capital stock or other equity securities of Transferor and each Acquired Company have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Charter Documents of Transferor), rights of first refusal or similar rights. Any shares of capital stock or other equity securities of Transferor or any Acquired Company issuable upon exercise or conversion of any Derivative Securities have been duly reserved for issuance by Transferor or such Acquired Company, and upon issuance thereof in accordance with the terms of the instrument governing such Derivative Securities, will be duly authorized, validly issued and fully paid and nonassessable, will have been offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and will not have been issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Charter Documents of Transferor or any Acquired Company), rights of first refusal or similar rights. There are no voting agreements or voting trusts with respect to any of the Transferor Stock or the Acquired Company Shares. Neither Transferor nor any Acquired Company holds any of its shares of capital stock or other equity securities in its treasury.

(b)                Except as set forth in Section 2.3(a) of the Disclosure Schedule, (i) there are no authorized, issued, reserved for issuance or outstanding (A) shares of capital stock or other equity securities of Transferor or any Acquired Company, (B) preemptive rights (including any preemptive rights set forth in the Charter Documents of Transferor or any Acquired Company), rights of first refusal or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, puts, calls, commitments or rights of any kind to which Transferor or any Acquired Company is a party or by which Transferor or any Acquired Company is bound that obligate Transferor or any Acquired Company to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of Transferor or any Acquired Company, (C) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity securities of Transferor or any Acquired Company, or (D) shares of restricted stock or other equity or equity-related compensation with respect to any capital stock or other equity securities of Transferor or any Acquired Company, or Derivative Securities or other rights that are linked to the value of any shares of capital stock or other equity securities of Transferor or any Acquired Company; and (ii) there are no outstanding obligations of Transferor or any Acquired Company to repurchase, redeem or otherwise acquire any shares of its capital stock or any other equity securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock or other equity securities.

(c)                Except for other Acquired Companies identified in Section 2.1 of the Disclosure Schedule, no Acquired Company has any direct or indirect Subsidiaries or other predecessors, nor does Transferor or any Acquired Company presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is Transferor or any Acquired Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of Transferor or any Acquired Company. Except for the Acquired Companies, GVB Medical and Elite Sales, no Subsidiary or other Affiliate of Transferor has been engaged in the Business.

(d)                Each Equityholder is an “accredited investor” (as such term is defined under the Securities Act), other than the Equityholders listed in Section 2.3(d) of the Disclosure Schedule (the “Non-Accredited Investors”).

2.4               Financial Statements.

(a)                Attached to Section 2.4(a) of the Disclosure Schedule are true, correct and complete copies of the following Financial Statements: (i) the audited balance sheets, statements of income, statements of retained earnings and statements of cash flows of the Business as of December 31, 2019 and 2020 and for the years then ended, respectively, and (ii) true, complete and correct copies of the unaudited balance sheet of the Business as of each of March 31, 2021 and March 31, 2022 (such March 31, 2022 balance sheet, the “Base Balance Sheet”) and statements of income, retained earnings and cash flows of the Business for each of the three (3) month periods then ended (the “Financial Statements”). Each Financial Statement (including the notes thereto) has been (or will be) prepared from the Books and Records and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly presents (or will fairly present) in all material respects the financial condition and results of operations of the Business as of the dates, and for the periods, indicated thereon. Since the Most Recent Balance Sheet Date, there have been no material changes in the accounting policies applicable to the Business (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of any Transferred Assets or of any Acquired Company’s properties or assets. Section 2.4(a) of the Disclosure Schedule contains a true, correct and complete list of all Business Indebtedness and identifies for each item of Business Indebtedness the outstanding principal, the accrued but unpaid interest and any applicable prepayment or call penalty or premium.

(b)                Neither Transferor nor any Acquired Company is liable for or subject to any Liability except for (i) Liabilities reflected on the Base Balance Sheet and not previously paid or discharged, (ii) Liabilities incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice, which Liabilities are not, individually or in the aggregate, material in amount or significance, and (iii) Retained Liabilities.

(c)                To the knowledge of Transferor, immediately following the Closing the Acquired Companies will hold approximately $400,000 in cash held on hand or in deposit, checking or other similar accounts, including money market accounts, by or for the benefit of any Acquired Company and cash equivalents (including marketable securities) held by or for the benefit of any Acquired Company.

2.5               Absence of Changes. Since the last day of the most recent fiscal year for which Transferor has provided audited Financial Statements (the “Most Recent Balance Sheet Date”), except as disclosed on Section 2.5 of the Disclosure Schedules, (a) Transferor and the Acquired Companies have conducted the Business in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Change and (c) neither Transferor nor any Acquired Company has:

(i)                 changed or amended any of the Charter Documents, or authorized or proposed the same;

(ii)               issued, delivered or sold or authorized or proposed the issuance, delivery or sale of any of its securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities relating to such securities) or authorized or proposed any change in its equity capitalization or capital structure;

(iii)             declared or paid any dividend, or made any distribution (whether in cash, stock or property) in respect of its capital stock or other equity interests whether now or hereafter outstanding, or split, combined or reclassified any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities or purchased, redeemed or otherwise acquired or retired for value any of its securities;

(iv)              made or agreed to make any capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate, or incurred or guaranteed or agreed to incur or guarantee any Business Indebtedness involving an obligation in excess of $25,000 individually, or $50,000 in the aggregate;

(v)                except as required to comply with applicable Law, (A) taken any action with respect to, adopted, entered into, terminated or amended any Business Benefit Plan or Business Benefit Arrangement or any collective bargaining agreement, (B) increased the compensation or benefits of, or promise any bonus to, any director, officer, employee or consultant or materially modified their terms of employment or engagement, (C) amended or accelerated the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (D) paid any bonus or other benefit to its directors, officers or employees (except for existing payment obligations described in Section 2.10(a) of the Disclosure Schedule) or hired any new officers or (except in the ordinary course of business and consistent with past practice) any new employees, (E) granted any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) taken any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(vi)              (A) settled or compromised any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Financial Statements provided as of the Most Recent Balance Sheet Date, (B) made or changed any material Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting, (C) amended any material Tax Returns or filed claims for material Tax refunds, or (D) entered into any material closing agreement, surrendered in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Transferor or any Acquired Company;

(vii)            sold, assigned, leased, subleased, licensed, sublicensed, pledged or otherwise transferred or disposed of or granted any option or rights in, to or under, any Transferred Assets or any assets of any Acquired Company, except for the sale of inventory in the ordinary course of business, consistent with past practice;

(viii)          acquired or negotiated for the acquisition of any Person or business or initiated the start-up of any new business, or otherwise acquired or agreed to acquire any securities or assets (other than purchases of goods and services in the ordinary course of business consistent with past practice);

(ix)              merged or consolidated or agreed to merge or consolidate with or into any other Person;

(x)                entered into any Material Contract or amended, modified or waived any right under any Material Contract or any Material Permit;

(xi)              entered into any other transaction, agreement or arrangement that is not negotiated at arm’s length;

(xii)            commenced a lawsuit or settled any claim or litigation, other than for routine collection of immaterial accounts;

(xiii)          revalued any of the Transferred Assets or any assets of any Acquired Company, including writing down or writing off the value of Inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(xiv)          taken, or agreed (in writing or otherwise) to take, any of the actions described in this Section 2.5(c).

2.6               Real Property; Encumbrances.

(a)                Section 2.6(a) of the Disclosure Schedule sets forth a true, correct and complete listing of all Business Owned Real Property (including street address, legal description (where known), owner and the Business’ use thereof), if any. Transferor or an Acquired Company has good, valid, insurable and marketable title to all of the Business Owned Real Property, free and clear of all Liens (other than Permitted Liens), and, at the Closing, Acquiror will receive such title and/or interest in the Business Owned Real Property owned by Transferor free and clear of all Liens (other than Permitted Liens).

(b)                Section 2.6(b) of the Disclosure Schedule sets forth a true, correct and complete listing of all Business Leased Real Property (including street address, legal description (where known), lessor, rent and the Business’ use thereof) and each Real Property Lease with respect thereto. Transferor or an Acquired Company has a valid leasehold interest to the leasehold estate in the Business Leased Real Property granted to Transferor or such Acquired Company pursuant to the applicable Real Property Lease (subject to Permitted Liens).

(c)                The Business Real Property includes all interests in real property necessary to conduct the Business as presently conducted. There are no parties other than Transferor or an Acquired Company in possession of any portion of the Business Real Property, and no Contract grants any Person (other than Transferor or an Acquired Company) the right of use or occupancy of any portion of the Business Real Property.

(d)                Since December 31, 2019, the Business Real Property and all uses and operations of the Business Real Property have complied in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Business Real Property. Transferor and the Acquired Companies have obtained all Permits (including certificates of use and occupancy, licenses and permits) required in connection with their use, occupation and operation of the Business Real Property. There are no pending or, to the knowledge of Transferor, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Business Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof, nor has Transferor or any Acquired Company received notice of any pending or threatened special assessment proceedings affecting any portion of the Business Real Property.

(e)                All utilities required by any applicable Law or necessary for the use or operation of the Business Real Property in the conduct of the Business, as presently conducted, have been obtained and are fully operable. All Structures are free of known defects and in good operating condition and repair. No maintenance or repair to the Business Real Property or any Structure has been unreasonably deferred.

(f)                 There are no outstanding options or rights of first refusal to purchase any portion of (i) the Business Owned Real Property or any interest therein, or (ii) to the knowledge of Transferor, the Business Leased Real Property or any interest therein, in each case except for such rights held or enjoyed by Transferor or an Acquired Company.

2.7               Environmental Matters.

(a)                To the knowledge of Transferor, there are no underground storage tanks present, and, since December 31, 2019, no Hazardous Materials have been Released by Transferor, on or under any Real Property in violation of Environmental Laws, including the land and the improvements, ground water and surface water thereof, that Transferor (to the extent related to the Business) or any of the Acquired Companies, or any of their respective predecessors, has at any time owned, operated, occupied or leased, except to the extent such tank or Release of Hazardous Materials would not reasonably be expected to result in an Environmental Matter.

(b)                To the knowledge of Transferor, since December 31, 2019, neither Transferor (to the extent related to the Business) nor any Acquired Company, or any of their predecessors, has engaged in any Hazardous Materials Activity that would reasonably be expected to result in any Environmental Matter. To the knowledge of Transferor, Transferor (to the extent related to the Business) and the Acquired Companies are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Environmental Laws, except to the extent any such non-compliance would not reasonably be expected to result in a Material Adverse Change.

(c)                To the knowledge of Transferor, Transferor (to the extent related to the Business) and the Acquired Companies hold all Permits required pursuant to any Environmental Law (the “Environmental Permits”) necessary for the conduct of any Hazardous Material Activities and the Business as such activities and business are currently being conducted. Section 2.7(c) of the Disclosure Schedule sets forth a true and correct listing of each Environmental Permit. To the knowledge of Transferor, since December 31, 2019: (i) all fees required to be paid in connection with the Environmental Permits have been paid; (ii) all Environmental Permits are valid and in full force and effect pursuant to their terms; (iii) no Governmental Authority has provided written notice to modify, cancel, terminate or not renew any Environmental Permit; and (iv) except as stated therein, all Environmental Permits held by Transferor are freely transferable to Acquiror at the Closing and will be transferred to Acquiror at the Closing, and all Environmental Permits will continue in full force and effect immediately following the Closing on the same terms as were in effect as of immediately prior to the Closing. Transferor has delivered or made available to Acquiror true, complete and correct copies of all Environmental Permits.

(d)                To the knowledge of Transferor, there is no friable asbestos contained in or forming part of any building, structure or asset (including any Transferred Asset) currently owned or leased by Transferor (to the extent related to the Business) or any Acquired Company.

(e)                No action, investigation, inquiry, information request, proceeding, revocation proceeding, amendment procedure, writ, injunction, civil or criminal litigation, notice of violation, claim or Liability is pending, or to the knowledge of Transferor, threatened, concerning any Environmental Matters.

(f)                 Section 2.7(f) of the Disclosure Schedule sets forth a true, correct and complete list of all environmental reports, or environmental audits relating to the Real Property currently owned, operated, occupied or leased by Transferor that are in Transferor’s possession and control. A complete and accurate copy of each such environmental report or environmental audit has been delivered or made available to Acquiror.

(g)                Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 2.7 constitute the sole and exclusive representations and warranties by the Transferor with respect to and Environmental Law and Environmental Matters.

2.8               Assets.

(a)                Transferor is the true and lawful owner, and has good and valid title to or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens other than Permitted Liens, and each Acquired Company is the true and lawful owner, and has good and valid title to or a valid leasehold interest in, all of the properties, rights or assets owned (or purported to be owned) or leased by it. Upon execution and delivery by Transferor to Acquiror of the instruments of conveyance referred to in Section 1.4(a)(i), Acquiror will become the true and lawful owner of, and will receive good and valid title to or a valid leasehold interest in, the Transferred Assets, free and clear of all Liens (other than Permitted Liens).

(b)                The Transferred Assets and the assets, rights and properties owned by the Acquired Companies are sufficient for the conduct of the Business as presently conducted. The Transferred Assets, together with the Excluded Assets, constitute all assets used or held for use by Transferor in the Business. Each tangible Transferred Asset and each tangible asset of any Acquired Company is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Neither Elite Sales nor GVB Medical owns any assets, rights or properties that are used in or held for use by Transferor or any Acquired Company in the Business.

(c)                All tangible Transferred Assets (other than Business Real Property) and all tangible assets of the Acquired Companies (other than Business Real Property) are located on the Business Real Property. Section 2.8(c) of the Disclosure Schedule sets forth a true, correct and complete list of all fixed Transferred Assets and all fixed assets of the Acquired Companies, in each case as of the Most Recent Balance Sheet Date having a historical cost in excess of $20,000, and indicates (i) all Liens (other than Permitted Liens) attaching to such fixed assets and (ii) which of such assets are owned by Transferor or an Acquired Company and which are leased by Transferor or an Acquired Company from another Person.

(d)                Each item of equipment, motor vehicle and other asset that is leased by an Acquired Company or that is leased by Transferor and included in the Transferred Assets is in such condition that, upon its return to its lessor or owner under the applicable lease or Contract, the obligations of such Acquired Company or Transferor to such lessor or owner will have been discharged in full.

2.9               Taxes.

(a)                All income and other material Tax Returns required to be filed by Transferor (to the extent related to the Business) or any Acquired Company have been timely filed after giving effect to any extensions. All such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes required to be paid by Transferor (to the extent related to the Business) or any Acquired Company that are due and payable have been timely paid, whether or not shown on any Tax Return. Neither Transferor (to the extent related to the Business) nor any Acquired Company is currently the beneficiary of any extension (other than automatic six (6) month extensions) of time within which to file any Tax Return.

(b)                Each of Transferor (to the extent related to the Business) and the Acquired Companies has withheld or collected all material Taxes required by Law to have been withheld or collected and, to the extent required, paid over such Taxes to the appropriate Governmental Authorities, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

(c)                There are no Liens for Taxes upon any of the Transferred Assets or any of the assets of any Acquired Company other than Liens for current Taxes not yet due and payable.

(d)                Neither Transferor nor any Acquired Company has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments, (i) that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with transactions contemplated by this Agreement, or (ii) of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

(e)                There is no claim or dispute concerning any Tax Liability of Transferor (to the extent related to the Business) or any Acquired Company either claimed or raised by any authority in writing or, to Transferor’s knowledge, threatened. To Transferor’s knowledge, there is no audit, examination or similar proceeding currently in progress or pending with respect to Taxes or Tax Returns of Transferor (to the extent related to the Business) or any Acquired Company. Neither Transferor (to the extent related to the Business) nor any Acquired Company (i) is currently the beneficiary of any extension of time with respect to a Tax assessment or deficiency, or (ii) has waived any statute of limitations in respect of Taxes.

(f)                 Section 2.9(f) of the Disclosure Schedule sets forth a true, correct and complete list of the periods for which the Tax Returns required to be filed by Transferor (to the extent related to the Business) or any Acquired Company have been examined by the IRS or other appropriate taxing authority. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Financial Statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, other than those heretofore paid or provided for in the Financial Statements. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return, or the period for assessment or collection of any Taxes, of Transferor (to the extent related to the Business) or any Acquired Company.

(g)                No Acquired Company is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign Law) by reason of a change in accounting method or as a result of the transactions contemplated hereby. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign tax Law); (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign tax Law) or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h)                There are no requests for rulings or determinations in respect of any Tax pending between Transferor (to the extent related to the Business) or any Acquired Company and any Governmental Authority. Neither Transferor (to the extent related to the Business) nor any Acquired Company nor any other Person on behalf of Transferor or any Acquired Company has (i) received from any Governmental Authority any Tax ruling relating to or affecting Transferor (to the extent related to the Business) or any Acquired Company or (ii) executed or entered into a closing agreement relating to or affecting the Business or any Acquired Company pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

(i)                 Since December 31, 2019, neither Transferor nor any Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code or Section 361 of the Code.

(j)                 Neither Transferor nor any Acquired Company or any Affiliate of Transferor or any Acquired Company has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations or any analogous provision of state or local Law. Each of Transferor (to the extent related to the Business) and the Acquired Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)                No Transferred Asset or any asset of any Acquired Company is treated as “tax exempt use property” within the meaning of Section 168(h) of the Code or is required to be depreciated under the “Alternative Depreciation System” under Section 168(g)(2) of the Code.

(l)                 Section 2.9(l) of the Disclosure Schedule contains a true, correct and complete list of states, territories and jurisdictions (whether foreign or domestic) in which Transferor (to the extent related to the Business) or any Acquired Company files or has filed a Tax Return and each jurisdiction that has sent notices or communications in writing requesting information relating to Transferor (to the extent related to the Business) or any Acquired Company’s nexus with such jurisdiction. No Governmental Authority in any state, territory or jurisdiction where Transferor (to the extent related to the Business) or any Acquired Company does not file Tax Returns has made a claim in writing that Transferor or any Acquired Company is required to file Tax Returns in such state, territory or jurisdiction.

(m)              Section 2.9(m) of the Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) filed by Transferor (to the extent related to the Business) or any Acquired Company for periods beginning before the Closing Date that will not be filed on or before the Closing Date.

(n)                Transferor has delivered or made available to Acquiror true, complete and correct copies of (i) all Tax Returns of Transferor (to the extent related to the Business) and each Acquired Company for all taxable periods for which the statute of limitations has not yet expired; (ii) complete and correct copies of all private letter rulings, revenue agent reports, audit reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of Transferor (to the extent related to the Business) or any Acquired Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired; and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of Transferor (to the extent related to the Business) or any Acquired Company.

(o)                Neither Transferor nor any Acquired Company (i) has been a member of a group filing consolidated, combined, unitary or similar Tax Returns (except for the group of which Transferor is the common parent), (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (except for contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes) or otherwise, except for any Retained Liability, or (iii) is a party to, bound by or has any continuing obligation under any Tax sharing, Tax allocation or any other agreement of a similar nature.

(p)                Section 2.9(p) of the Disclosure Schedule contains a true, correct, and complete list of each Acquired Company that has made an entity classification (“check-the-box”) election under Section 7701 of the Code, and what election was made.

(q)                Neither Transferor (to the extent related to the Business) nor any Acquired Company owns or leases any Real Property in any jurisdiction in which it does not file a Tax Return.

(r)                 Neither Transferor nor any Acquired Company has elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act.

(s)                 Neither the Transferor nor any Acquired Company has taken or agreed to take any action, and to the knowledge of Transferor there exists no fact or circumstance, that is reasonably likely to prevent or impede the transactions contemplated by the Transaction Documents, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(t)                 Notwithstanding anything to the contrary in this Agreement, no representations or warranties are intended or made with respect to the existence, amount, usability, or limitations on usage of the Tax attributes of Transferor or any Acquired Company, including without limitation net operating losses, capital loss carryforwards, foreign Tax credit carryforwards, asset bases, research and development credits, and depreciation periods, for Tax periods (or portions thereof) beginning on or after the Closing Date. The representations and warranties contained in this Section 2.9 are the only representations and warranties being made by the Transferor and the Stockholders with respect to Taxes related to the Transferor and the Acquired Companies, this Agreement, or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to such Tax matters. None of the representations set forth herein shall be deemed to be related to the Taxes or Tax Returns of any other entity other than the Transferor or any of the Acquired Companies, except as explicitly provided herein.

(u)                Notwithstanding anything in this Section 2.9 to the contrary, no representation or warranty is made in respect of the application of Code Section 280E to the Transferor or any Acquired Company, nor is any representation or warranty made regarding the possible adjustment to or recalculation of Taxes due and owing by the Transferor or any Acquired Company for any period prior to the Closing Date from the application of Code Section 280E.

2.10           Employee Benefit Plans. With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(a)                Section 2.10(a) of the Disclosure Schedule contains a true, correct and complete list of all Business Benefit Plans and Business Benefit Arrangements. Transferor has delivered or made available to Acquiror true, complete and correct copies of the following documents with respect to each Business Benefit Plan and Business Benefit Arrangement, to the extent applicable: (i) all plan or arrangement documents, and the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (ii) the three most recent Form 5500 or other comparable documents and any attached financial statements and those for any period commencing on or after December 31, 2019 and any related plan administration or actuarial reports; (iii) summary plan descriptions, summaries of material modifications, and any prospectuses that describe the Business Benefit Plans or Business Benefit Arrangements; (iv) all reports received since December 31, 2019 from any Governmental Authority, third-party administrators, actuaries, investment managers, consultants or other independent contractors (other than individual account records or participant statements) or prepared by employees of Transferor (to the extent related to the Business) or the Acquired Companies or their ERISA Affiliates; (v) all notices the IRS, Department of Labor, or any other Governmental Authority issued to Transferor or any Acquired Company on or after December 31, 2019; and (vi) employee manuals or handbooks containing personnel or employee relations policies.

(b)                The only Qualified Plan currently in operation is the GVB Biopharma, Inc. 401(k) Plan, and no other Qualified Plan has ever been maintained. The Qualified Plan has received a determination (or is entitled to rely on an opinion) letter from the Internal Revenue Service (the “IRS”) to the effect that such plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, no such determination letter has been revoked and revocation has not been threatened, and the Qualified Plan has not been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission in the operation of such plan has occurred since such date that would adversely affect its qualification or materially increase its cost.

(c)                Each Business Benefit Plan and each Business Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements; with respect to each Business Benefit Plan, no transactions prohibited by Section 4975 of the Code or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred; and no act or omission has occurred and no condition exists with respect to any Benefit Plan or Benefit Arrangement that could reasonably be expected to subject Transferor, the Acquired Companies or Acquiror to (i) any material fine, penalty, tax or Liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan or Benefit Arrangement.

(d)                Neither Transferor nor any Acquired Company nor ERISA Affiliate has ever maintained, sponsored or been required to contribute or had any Liability with respect to: (1) any plan subject to Title IV of ERISA or Section 412 of the Code; (2) any “multiemployer plan” within the meaning of ERISA Section 3(37); (3) a “multiple employer plan” within the meaning of Section 413(c) of thee Code; or (4) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40)

(e)                Each Business Benefit Plan and Business Benefit Arrangement is amendable and terminable unilaterally and with no further expense by Transferor or an Acquired Company, as applicable (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Business Benefit Plan, Business Benefit Arrangement, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Transferor or the Acquired Companies from amending or terminating any such plans or arrangements.

(f)                 There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Business Benefit Plans or Business Benefit Arrangements (including any such claim or lawsuit against any fiduciary of any such Business Benefit Plan or Business Benefit Arrangement), nor is there any basis for any such claim or lawsuit. No Business Benefit Plans or Business Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Authority (including the IRS and the Department of Labor). No voluntary or required corrections procedures are in progress, under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Authority since December 31, 2019.

(g)                No Business Benefit Plan or Business Benefit Arrangement or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any Law that, as a result of the transactions contemplated hereby or upon related, concurrent, or subsequent employment termination, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any Liabilities, (v) forgive any indebtedness, (vi) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), (vii) promise or provide any tax gross ups or indemnification, whether under Sections 280G or 409A of the Code or otherwise, or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, equity owner, employee, officer, manager or director of Transferor or the Acquired Companies has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.

(h)                Each of Transferor and the Acquired Companies has paid all amounts it is required to pay as contributions to the Business Benefit Plans and Business Benefit Arrangements as of the date of this Agreement; all benefits accrued under any unfunded Business Benefit Plan or Business Benefit Arrangement will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of the Closing; the assets of each Business Benefit Plan that is funded are reported at their fair market value on the books and records of such Business Benefit Plan; and no Business Benefit Plan that is subject to Part 4 of Title I of ERISA has assets that include securities issued by Transferor or any Acquired Company or any ERISA Affiliate.

(i)                 All group health plans of Transferor (to the extent related to the Business) and the Acquired Companies and their ERISA Affiliates comply in all material respects with the requirements of COBRA, Section 5000 of the Code, the Health Insurance Portability and Accountability Act or the Patient Protection and Affordable Care Act, and any other comparable domestic or foreign Laws; neither Transferor (to the extent related to the Business) nor any Acquired Company provides benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code; neither Transferor (to the extent related to the Business) nor any Acquired Company has any Liability under or with respect to COBRA for its own actions or omissions or those of any predecessor other than to provide health care continuation coverage to qualified beneficiaries; and no employee, director or manager, or former employee, director or manager (or beneficiary of any of the foregoing) of Transferor (to the extent related to the Business) or the Acquired Companies is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law or the terms of the Qualified Plan requires and there have been no written or oral commitments inconsistent with the foregoing.

(j)                 Each Business Benefit Plan or Business Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in material compliance with then applicable guidance under Section 409A of the Code and has been documented in accordance with Section 409A of the Code. No stock option or stock appreciation right granted by Transferor (to the extent related to the Business) or the Acquired Companies had an exercise or measurement price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(k)                There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Acquired Companies as to which any Acquired Company has any obligation, liability, claim or asset.

2.11           Labor Matters.

(a)                Section 2.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all employees of Transferor (to the extent related to the Business) or any Acquired Company (by employer); (ii) all officers, directors and managers of Transferor (to the extent related to the Business) and each Acquired Company; (iii) all employment agreements to which Transferor (to the extent related to the Business) or any Acquired Company is bound; and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively, dates of hire, positions, full or part time status, leave of absence status, and classification as exempt or non-exempt under the Fair Labor Standards Act and applicable state Law) of each employee, officer, manager or director of Transferor (to the extent related to the Business) and each Acquired Company as of (A) the Most Recent Balance Sheet Date and (B) the date of this Agreement. Any accruals for incentive bonuses to employees of Transferor (to the extent related to the Business) or any Acquired Company for the current or prior fiscal year are accurately reflected on the Financial Statements. Section 2.11(a) of the Disclosure Schedule also shows totals, for each employee of Transferor (to the extent related to the Business) or any Acquired Company for (x) accrued but unused vacation and sick leave and (y) accrued but unpaid bonuses or commissions.

(b)                Since December 31, 2019, Transferor (to the extent related to the Business) and each Acquired Company, and their respective predecessors, have complied in all material respects with all (i) applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours (including minimum wage and overtime compensation), vacation, sick leave, time off, commissions, tips, meal and rest breaks, leaves of absence, and benefits, including any such Law respecting employment discrimination, equal employment opportunity, affirmative action, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, and (ii) employment agreements; and no claims, controversies, investigations, audits or suits are pending or, to the knowledge of Transferor, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Authorities. All employees of Transferor (to the extent related to the Business) and each Acquired Company who are employed in the United States are employed on an at-will basis. As of the Closing Date, all earned wages, salaries, tips, and overtime pay (other than such pay for the current payroll period) have been paid in full. During each of the three years immediately preceding the Closing Date, Transferor (to the extent related to the Business) and each Acquired Company has made all required payments to the relevant unemployment compensation reserve accounts with the appropriate Government Authorities with respect to their employees (including joint employees).

(c)                Neither Transferor (to the extent related to the Business) nor any Acquired Company is, or since December 31, 2019, has been, engaged in any unfair labor practice or the subject of any unfair labor practice complaint pending or, to the knowledge of Transferor, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.

(d)                Neither Transferor (to the extent related to the Business) nor any Acquired Company is or has been a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement, information or consultation agreement, or any other contract with any labor union or labor organization, and no such contract is currently being negotiated or contemplated; each of Transferor (to the extent related to the Business) and the Acquired Companies has complied in all material respects with its respective obligations to inform, consult with and/or obtain consent under any such arrangement or from any such entity or covered employee about the transactions contemplated hereby. There have been no labor unions or other organizations representing or, to the knowledge of Transferor, purporting or attempting to represent any employee of Transferor (to the extent related to the Business) or an Acquired Company. To the knowledge of Transferor, since December 31, 2019, no employee of Transferor (to the extent related to the Business) or any Acquired Company has attempted to organize a labor union or other organization to represent any employee of Transferor (to the extent related to the Business) or an Acquired Company, nor union organizational activity or application for certification of a collective bargaining agent. Since December 31, 2019, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of Transferor (to the extent related to the Business) or the Acquired Companies has occurred or, to the knowledge of Transferor, been threatened.

(e)                At all times since December 31, 2019, all persons who have performed services for Transferor (to the extent related to the Business) or any of the Acquired Companies have been appropriately and correctly classified and in compliance with all Laws governing the classification of employees including, but not limited to the Fair Labor Standards Act, the Code and any other Law governing the payment of wages and/or the withholding and payment of Taxes withheld from wages as required by applicable Law. All persons classified as independent contractors have been properly classified as such for purposes of all Laws, including the Code. None of Transferor nor any of the Acquired Companies has incurred, and no circumstances exist, under which Transferor nor any of the Acquired Companies could incur, any liability arising from the misclassification of non-exempt employees as exempt employees or of employees as independent contractors. In the twelve months immediately preceding the Closing Date, no person who has performed services or Government Authority has made or threatened any claim that any person is misclassified as an exempt employee or that any person should be classified as an employee of Transferor or any of the Acquired Companies (whether under applicable Law, any service agreement or otherwise).

(f)                 Neither Transferor (to the extent related to the Business) nor any Acquired Company has caused (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment of Transferor or any Acquired Company or (ii) a mass layoff as defined in the WARN Act, nor has Transferor nor any Acquired Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of Transferor (to the extent related to the Business) or any Acquired Company has suffered an employment loss as defined in the WARN Act within the 90 day period ending on the Closing Date.

(g)                All current and former employees of Transferor (to the extent related to the Business) and any Acquired Company have entered into confidentiality and assignment of inventions agreements in favor of Transferor or such Acquired Company that remain in effect. No employee of Transferor (to the extent related to the Business) or any Acquired Company (i) to the knowledge of Transferor, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Transferor or any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by Transferor or such Acquired Company or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice to Transferor or any Acquired Companies that such employee or any employee in a group of key employees intends to terminate his or her employment with Transferor or such Acquired Company.

(h)                Section 2.11(h) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of Transferor (to the extent related to the Business) and any Acquired Company who are working for the Business pursuant to an employer-sponsored nonimmigrant visa status, and indicates the category of such nonimmigrant visa status and the date work authorization is scheduled to expire. All other persons employed by Transferor (to the extent related to the Business) or any Acquired Company in the United States are authorized to work in the U.S. without employer sponsorship. Each of Transferor and each Acquired Company has properly collected and maintained I-9 Forms for persons employed or jointly employed in accordance with applicable Law.

(i)                 There are no employees of Transferor (to the extent related to the Business) or any Acquired Company working outside the United States.

(j)                 Section 2.11(j) of the Disclosure Schedule sets forth a true, correct and complete list (by fiscal quarter) of workers’ compensation claims over $5,000 of Transferor (to the extent related to the Business) and the Acquired Companies since December 31, 2019.

(k)                Each of Transferor and the Acquired Companies has taken reasonable steps to protect employees and independent contractors in the workplace with respect to COVID-19 and have not otherwise experienced any material employment-related liability with respect to COVID-19 or any COVID-19 Measure.

(l)                 No employee layoff, facility closure (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages by Transferor or any of its Affiliates (including Elite Sales and the Acquired Companies) has occurred since March 1, 2020, or is currently contemplated, planned or announced, as a result of COVID-19 or any COVID-19 Measure.

2.12           Compliance with Law; Permits; Governmental Consents.

(a)                Each of Transferor (to the extent related to the Business) and the Acquired Companies and their respective predecessors has conducted since December 31, 2019, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Since December 31, 2019, neither Transferor nor any Acquired Company has received any written communication (or, to Transferor’s knowledge, any other communication) from any Governmental Authority or private party alleging noncompliance with any applicable Law. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending or, to the knowledge of Transferor, threatened against Transferor with respect to the Business or against any Acquired Company. Neither Transferor (except for any Retained Liability) nor any Acquired Company has any Liability for failure to comply with any Law and, to the knowledge of Transferor, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information or any such Liability. Neither Transferor (to the extent related to the Business) nor any Acquired Company has conducted any internal investigation with respect to any actual, potential or alleged violation in any material respect of any Law by any manager, member or other equity holder, officer or employee or concerning actual or alleged fraud, whether or not material.

(b)                Transferor and the Acquired Companies own or hold all Permits the absence or loss of any of which, individually or in the aggregate, would reasonably be expected to be material to the Business (the “Material Permits”). Section 2.12(b) of the Disclosure Schedule sets forth a true and correct list of each Material Permit. Since December 31, 2019: (i) all fees required to have been paid in connection with the Material Permits have been paid, (ii) the Material Permits are valid and in full force according to their terms, (iii) no Governmental Authority has provided written notice or to the knowledge of Transferor other notice, to modify, cancel, terminate or not renew any Material Permit; and (iv) all Material Permits held by Transferor are freely transferable to Acquiror at the Closing and will be transferred to Acquiror at the Closing, and all Material Permits will continue in full force and effect immediately following the Closing. No Person other than Transferor or an Acquired Company owns or has any proprietary, financial or other interest (direct or indirect) in any of the Material Permits. Transferor has delivered or made available to Acquiror true, complete and correct copies of all Material Permits. This Section 2.12(b) does not apply to Environmental Permits.

(c)                Transferor and each of the Acquired Companies, and their respective predecessors, have conducted since December 31, 2019, and is conducting, its business and operations in compliance in all material respects with (i) the reporting requirements of Section 519 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., and the applicable rules and regulations thereunder and the regulations promulgated thereto and (ii) all applicable rules and regulations of the U.S. Food and Drug Administration.

(d)                Transferor (to the extent related to the Business) and each of the Acquired Companies is complying, and at all times since December 31, 2019, has complied with all Laws and contractual and fiduciary obligations as to protection and security of data about any identified or identifiable natural person (“Personal Data”) to which any of them are subject. Neither Transferor nor any Acquired Company has received any inquiries from or been subject to any audit or Legal Proceeding by any Governmental Authority regarding Personal Data. Transferor (to the extent related to the Business) and each of the Acquired Companies is complying, and at all times since December 31, 2019 has complied, with their respective policies and procedures as to collection, use, processing, storage and transfer of Personal Data. No Legal Proceeding alleging (a) a material violation of any Person’s privacy rights or (b) unauthorized access, use or disclosure of Personal Data has been asserted or threatened to Transferor or any of the Acquired Companies. Since December 31, 2019, there has not been a material violation by Transferor or any Acquired Company of any Person’s privacy rights or any unauthorized access, use or disclosure by Transferor or any Acquired Company of Personal Data.

(e)                Neither Transferor nor any Acquired Company has received any COVID-19 Relief Benefits.

2.13           Unlawful Payments. Each of Transferor and the Acquired Companies is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which Transferor or any Acquired Company has conducted its business (including the Business) (collectively, “Anti-Bribery Laws”). Neither Transferor nor any Acquired Company has received any written communication from any Governmental Authority that alleges that Transferor or any Acquired Company, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of Transferor or any Acquired Company since December 31, 2019. Neither Transferor nor any Acquired Company has made nor does it anticipate making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. None of Transferor’s or any Acquired Company’s current or former Representatives is currently an officer, agent or employee of a Governmental Authority. Neither Transferor, nor any Acquired Company nor any of their respective current or former Representatives has directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

2.14           Sanctions. Neither Transferor, nor any Acquired Company nor any of their respective current or former Representatives or Affiliates are, or are controlled by, owned by, or acting on behalf of (i) any national of or entity operating in or organized under the laws of Russia, Iran, North Korea, Syria, Sudan, or other countries that may, from time to time, become subject to comprehensive U.S. foreign assets control regulations that prohibit or require prior U.S. government licensing for transactions involving persons under U.S. jurisdiction; (ii) any Specially Designated National or Blocked Person as may be published from time to time by the U.S. Department of the Treasury Office of Foreign Assets Control; (iii) any person or entity designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern, or (iv) any person otherwise prohibited from engaging in financial transactions with U.S. persons.

2.15           Legal Proceedings.

(a)                Except as set forth on Section 2.15 of the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information (each, a “Legal Proceeding”) pending or, to the knowledge of Transferor, threatened with respect to, against or affecting the Business, any Acquired Company or any Transferred Assets, or any current or former officer, director, employee, consultant, agent or stockholder of Transferor or any Acquired Company in its, his or her capacity as such or with respect to the Business, any Acquired Company or any Transferred Asset, or seeking to prevent or delay the transactions contemplated hereby, and no notice of any Legal Proceeding involving or relating to the Business, any Acquired Company or any Transferred Asset, whether pending or threatened, has been received by Transferor, any Acquired Company or any Related Party. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving the Business, any Acquired Company or any Transferred Asset. There is no action, suit or proceeding by the Business or any Acquired Company pending, or which the Business or any Acquired Company has commenced preparations to initiate, against any other Person.

(b)                Neither Transferor nor any Acquired Company is party to a settlement agreement with a current or former officer, employee or independent contractor of Transferor or its Affiliates that involves allegations relating to sexual harassment or misconduct. To Transferor’s knowledge, no allegations of sexual harassment or misconduct have been made against any current or former officer or employee of Transferor, any of the Acquired Companies or any of their respective Affiliates.

2.16           Contracts and Commitments.

(a)                Section 2.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which Transferor (to the extent related to the Business) or any Acquired Company is party or by which the Transferred Assets or any assets of any Acquired Company are subject or bound:

(i)                 each Contract or group of related Contracts that would reasonably be expected to give rise to obligations, Liabilities, revenues or benefits exceeding $25,000 (or the equivalent value in the applicable currency);

(ii)               each Contract with any Affiliate of Transferor, any Acquired Company or any current or former officer, director, stockholder or employee of Transferor, any Acquired Company or an Affiliate of such a Person (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) employee benefits generally made available to employees of Transferor and the Acquired Companies);

(iii)             each Contract evidencing Business Indebtedness, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement (including all guaranties issued by any Related Party relating to Transferor or any Acquired Company);

(iv)              each Contract for the disposition of any significant portion of the assets or business of Transferor or any Acquired Company (other than sales of products in the ordinary course of business consistent with past practice) or for the acquisition by Transferor or any Acquired Company of the assets or business of any other Person (other than purchases of inventory or components in the ordinary course of business consistent with past practice);

(v)                each Contract that contains any non-solicitation, non-competition, confidentiality or similar obligations binding Transferor, any Acquired Company or the Business or that otherwise prohibits Transferor or any Acquired Company from entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world (other than any Contract with a customer or supplier or other Person entered into in the ordinary course of business consistent with past practice otherwise described by this clause (v) solely because it contains customary confidentiality restrictions);

(vi)              each Contract in which Transferor or any Acquired Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services in excess of $5,000 or has agreed to purchase goods or services exclusively from a specified person (or group of persons);

(vii)            each Contract for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental Liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study;

(viii)          each Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise;

(ix)              each Contract for which the consequences of a default or termination would constitute a Material Adverse Change;

(x)                each collective bargaining or union Contract;

(xi)              each Assigned Contract; and

(xii)            each Contract for the employment of any individual (with annual compensation in excess of $50,000) or for the consulting services of any Person (the annual fees with respect to which consulting services are in excess of $50,000), or any retention bonus, indemnification or severance Contract.

(b)                Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of Transferor or the Acquired Company party thereto and, to the knowledge of Transferor, each of the other parties thereto. Each Material Contract to which Transferor is a party is assignable by Transferor to Acquiror without the consent or approval of any party, and each Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Except for violations, breaches or defaults which have been cured and for which neither Transferor nor any Acquired Company has any Liability, neither Transferor nor any Acquired Company nor, to the knowledge of Transferor, any other party to any Material Contract, has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract, and there exists no condition or event which, after notice, lapse of time or both, would constitute any such breach, default, termination, revocation or acceleration. Neither Transferor, nor any Acquired Company nor any Related Party has received notice of default under any Material Contract. Since December 31, 2019, neither Transferor (to the extent related to the Business) nor any Acquired Company has been a party to any Contract, transaction or other arrangement with any current or former officers, directors, stockholders, employees or Affiliates of Transferor or any Acquired Company or, to the knowledge of Transferor, any current or former Affiliate of any such Persons.

2.17           Intellectual Property.

(a)                Business Registrations. Section 2.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property Registrations that are registered or filed in the name of Transferor (to the extent used or useful in or related to the Business) or any Acquired Company, alone or jointly with others (the “Business Registrations”) in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. All assignments of such Business Registrations to Transferor or any Acquired Company have been properly executed and recorded. All Business Registrations are valid and enforceable and (to the extent such Business Registrations are used or useful in or related to the Business) all issuance, renewal, maintenance and other payments that are or will become due with respect thereto within ninety (90) days after the Closing Date have been paid by or on behalf of Transferor or any Acquired Company.

(b)                Ownership. Each item of Business Intellectual Property is owned or available for use (under an Inbound IP License) by Transferor or an Acquired Company, and following the Closing, will be owned, or available for use (under an Inbound IP License), by Acquiror or an Acquired Company on substantially identical terms and conditions as it was to Transferor or such Acquired Company immediately prior to the Closing, without restriction and without payment of any kind to any third party (other than amounts that would have been payable by Transferor or an Acquired Company even if the transactions contemplated hereby did not occur). Transferor or an Acquired Company is the owner of all right, title and interest in, to and under the Business Owned Intellectual Property, free and clear of any Liens.

(c)                Protection Measures. Transferor and the Acquired Companies have taken reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part of the Business Intellectual Property. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been received by Transferor or any Acquired Company or, to the knowledge of Transferor, threatened against Transferor or any Acquired Company. To the knowledge of Transferor, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of Transferor (to the extent related to the Business) or any Acquired Company, or (ii) material breach of any security procedures of Transferor (to the extent related to the Business) or any Acquired Company wherein confidential information has been disclosed to a third party. Transferor (to the extent related to the Business) and the Acquired Companies have actively monitored the quality of all goods and services sold, distributed or marketed under each of its Trademarks and have adequate quality control measures in place to ensure that no Trademarks that it has licensed to others shall be deemed to be legally abandoned.

(d)                Infringement by Transferor. None of the Customer Offerings, or the past or current Exploitation thereof by Transferor, any Acquired Company or any of their respective predecessors, or by any reseller, distributor, customer or user thereof, or any other activity of Transferor (to the extent related to the Business) or any Acquired Company, or any of its predecessors has or would infringe or violate, or constitute a misappropriation of, any Intellectual Property right of any third party. None of the Internal Systems, or Transferor’s or any Acquired Company’s past or current Exploitation thereof, or any other activity undertaken by it infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.17(d) of the Disclosure Schedule sets forth a true, correct and complete list of any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by Transferor or any Acquired Company or any Related Party alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by Transferor, any Acquired Company or any Related Party from any reseller, distributor, customer, user or any other third party; and Transferor has provided to Acquiror copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(e)                Infringement of Transferor Rights. To the knowledge of Transferor, no Person (including any current or former employee or consultant of Transferor or the Acquired Companies or any of their respective predecessors) is infringing, violating or misappropriating any of the Business Intellectual Property.

(f)                 Outbound IP Licenses. Section 2.17(f) of the Disclosure Schedule sets forth a true, correct and complete list of all material Outbound IP Licenses. None of the Outbound IP Licenses grants any exclusive rights to third parties in any Business Intellectual Property. Neither Transferor nor any Acquired Company has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Outbound IP Licenses. Neither Transferor nor any Acquired Company is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Business Intellectual Property to any Person.

(g)                Inbound IP Licenses. Section 2.17(g) of the Disclosure Schedule sets forth a true, correct and complete list of all material Inbound IP Licenses. Except as specifically set forth in Section 2.17(g) of the Disclosure Schedule, no third party inventions, methods, services, materials, processes or software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth in Section 2.17(g) of the Disclosure Schedule.

(h)                Systems. The information technology equipment and related systems owned, used or held for use by Transferor (to the extent related to the Business) and the Acquired Companies (“Systems”) are reasonably sufficient for the Business’s immediate needs. To the knowledge of Transferor, since December 31, 2019, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Systems that has caused or would reasonably be expected to cause any substantial disruption to the use of such Systems or the Business or any material loss or harm to Transferor or any Acquired Company or their respective personnel, property, or other assets.

2.18           Insurance. Section 2.18 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by Transferor (to the extent related to the Business) or any Acquired Company or for the benefit of any Acquired Company or the Business (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years. Transferor has delivered or made available to Acquiror true, complete and correct copies of all such insurance policies. With respect to each such insurance policy: (i) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect, (ii) neither Transferor nor any Acquired Company is in breach or default (including any breach or default with respect to the giving of notice), and no event has occurred which, after notice or the lapse of time or both, would constitute a breach or default or permit termination or modification under such policy and (iii) such policy is occurrence based. All premiums payable under all such policies have been timely paid, and each of Transferor and the Acquired Companies is in compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business and provide adequate insurance for the Business, the Acquired Companies and the Transferred Assets and comply with all applicable Laws. There have been no threatened terminations of, or material premium increases with respect to, any such policies.

2.19           Warranties; Products. No product or service manufactured, developed, sold, leased, licensed or delivered by the Business or any Acquired Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of sale, license or lease of Transferor or an Acquired Company, which are set forth in Section 2.19 of the Disclosure Schedule. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Business or the Acquired Companies in fulfilling their obligations under their respective guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and, to the knowledge of Transferor, there exists no fact, circumstance or condition that would reasonably be expected to result in such expenses significantly increasing as a percentage of sales in the future. Each Customer Offering meets, and at all times since December 31, 2019 has met, in all material respects, all standards for quality prescribed by Law, industry standards, contractual agreements and the product literature provided by Transferor and the Acquired Companies.

2.20           Significant Customers and Suppliers. Section 2.20 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the revenues of the Business during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that accounted for more than 5% of the expenses of the Business paid to all suppliers during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date, and the amount of expenses accounted for by such supplier during each such period. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Business, and no such supplier has indicated within the past year that it will materially increase the price of such products or services.

2.21           Inventory. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by Transferor or the Acquired Companies free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

2.22           Accounts Receivable. The accounts receivable reflected on the Base Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Transferor or any Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Transferor or an Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Base Balance Sheet or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Transferor or an Acquired Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

2.23           Business Relationships With Affiliates. No Related Party: (a) owns or has owned in the preceding five years, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of Transferor, any Acquired Company or the Business; (b) owns or has owned in the preceding five years, directly or indirectly, or has or has had in the preceding five years any interest in any property (real or personal, tangible or intangible) that Transferor or any Acquired Company uses or has used in or pertaining to the Business; (c) has or has had in the preceding five years any business dealings or a financial interest in any transaction with Transferor or involving any assets or property of Transferor or any of the Acquired Companies, other than in such Related Party’s capacity as a director or officer of Transferor; or (d) is or has been in the preceding five years employed by Transferor or any of the Acquired Companies.

2.24           Brokers and Agents. Except as disclosed on Section 2.24 of the Disclosure Schedule, no broker or finder has acted for Transferor or any Acquired Company in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Transferor or any Acquired Company.

2.25           No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), none of Transferor, any Acquired Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Transferor or any Acquired Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Business or Acquired Companies furnished or made available to Parent and Acquiror and its Representatives and Affiliates (including any information, documents or material made available to Parent and its Representatives and Affiliates via online data room, presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business or Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.

2.26           Securities Representations.

(a)                Purchase Entirely for Own Account. This Agreement is made in reliance upon Transferor’s representation to Parent, which by Transferor’s execution of this Agreement, Transferor hereby confirms, that the shares of Parent Common Stock to be acquired by Transferor pursuant to this Agreement will be acquired for investment for Transferor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than the distributions to Equityholders expressly contemplated by this Agreement, and that Transferor has no present intention of selling, granting any participation in, or otherwise distributing the same (except pursuant to the distributions to Equityholders contemplated by this Agreement). By executing this Agreement, Transferor further represents that Transferor is an “accredited investor” (as such term is defined in the Securities Act) and, other than as expressly set forth in this Agreement, does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration or other shares of Parent Common Stock, if any, to be acquired by Transferor hereunder.

(b)                Disclosure of Information. Transferor has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the offering of the shares of Parent Common Stock to be acquired by Transferor pursuant to this Agreement with Parent’s management and has had an opportunity to review Parent’s facilities.

(c)                Restricted Securities. Transferor understands that the shares of Parent Common Stock to be acquired by Transferor pursuant to this Agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Transferor’s representations as expressed herein. Transferor understands that the shares of Parent Common Stock to be acquired by Transferor and distributed to the Equityholders pursuant to this Agreement are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Transferor and the Equityholders to whom it will distribute such Parent Common Stock must hold such Parent Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Transferor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Parent Common Stock to be acquired pursuant to this Agreement, and on requirements relating to Parent which are outside of Acquiror’s control, and which Parent is under no obligation and may not be able to satisfy.

(d)                Legends. Transferor understands that the shares of Parent Common Stock to be acquired by Transferor pursuant to this Agreement, and any securities issued in respect of or exchange for such shares, may be notated with one or all of the following legends plus any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Parent Common Stock to be acquired by Transferor pursuant to this Agreement, represented by the certificate, instrument, or book entry so legended:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

Article III
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT

To induce Transferor to enter into the Transaction Documents and consummate the transactions contemplated thereby, Parent and Acquiror jointly and severally make the following representations and warranties to Transferor as of the date hereof, except as disclosed in the Parent SEC Documents prior to the date hereof:

3.1               Due Organization. Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Acquiror is duly organized, validly existing and in good standing under the Laws of the jurisdiction of the State of Delaware. Parent has requisite corporate power and authority necessary to carry on the businesses in which it is currently engaged and to own and use the properties currently owned and used by it. Acquiror has requisite limited liability company power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of Parent and Acquiror is in good standing (tax and otherwise) in each other jurisdiction in which it is qualified to do business. Copies of the Charter Documents of Parent and Acquiror, as most recently filed with the Parent SEC Documents or as provided to Transferor, are true, correct and complete. Neither Parent nor Acquiror is in violation of, in conflict with, or in default under, its Charter Documents.

3.2               Authorization; No Conflict.

(a)                Each of Parent and Acquiror has full legal right and all requisite corporate or limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform the transactions contemplated thereby. The execution and delivery by Parent and Acquiror of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent or Acquiror. This Agreement has been duly and validly executed and delivered by both Parent and Acquiror and, assuming the due execution and delivery by other Parties, constitutes a valid and binding obligation of Parent and Acquiror, enforceable against each of them in accordance with its terms. Each of the other Transaction Documents has been duly and validly executed and delivered by Parent or Acquiror or, when so executed and delivered, will be duly and validly executed and delivered by such Party, enforceable against such Party in accordance with its terms.

(b)                The execution, delivery and performance of the Transaction Documents by Parent and Acquiror, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of any Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of Parent or Acquiror; (ii) other than approval of appropriate listing applications by Nasdaq Capital Market, require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority or other Person; (iii) materially conflict with, result in a material default, material modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of any material obligation under, or require any material consent, waiver, approval, notice, filing, declaration or authorization under, any Contract or Permit to which Parent or Acquiror is party or otherwise bound, or (iv) violate any Law to which Parent or Acquiror or its properties, rights or assets are subject or bound.

3.3               Capitalization. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, and 100,000,000 shares of preferred stock, par value $0.00001. As of the close of business on May 12, 2022: (a) 164,536,566 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (b) 0 shares of Parent Common Stock were issued and held by Parent in its treasury, (c) 4,999,226 shares of Parent Common Stock were reserved for issuance pursuant to stock options and equity awards of Parent; and (d) 0 shares of preferred stock of Parent were issued and outstanding. All of the shares of Parent Common Stock required to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. Acquiror is a wholly-owned Subsidiary of Parent.

3.4               SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2019 (the “Parent SEC Documents”). None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To Parent’s knowledge, none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents.

(b)                Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (ii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC.

(c)                Undisclosed Liabilities. The audited balance sheet of Parent dated as of March 31, 2022 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change (with respect to Parent and its Subsidiaries, taken as a whole).

(d)                Nasdaq Compliance. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

(e)                Section 16 Statements. To Parent’s knowledge, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

3.5               Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Material Adverse Change.

3.6               Tax Matters. Parent is, and has been at all times since its inception, an organization properly characterized as a corporation for U.S. federal income Tax purposes under Section 7701(a)(30) of the Code and Treasury Regulation Section 301.7701-2. Acquiror is, and has been at all times since its inception, an entity properly characterized as disregarded as separate from Parent for U.S. federal income Tax purposes and has not, and will not have prior to Closing, filed an entity classification election to change its U.S. federal income Tax classification. Neither the Parent or Acquiror has taken or agreed to take any action, and to the knowledge of Parent or Acquiror there exists no fact or circumstance, that is reasonably likely to prevent or impede the transactions contemplated by the Transaction Documents, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.7               Brokers and Agents. Acquiror has not employed any broker, finder or agent in connection with the transactions contemplated hereby.

Article IV
COVENANTS

4.1               Cooperation in Litigation. In the event that a third-party claim is asserted against any Party or any of its Subsidiaries or Affiliates with respect to the Business or any of the transactions contemplated hereby, the other Parties shall reasonably cooperate with such first Party in the defense of such claim. Each Party shall reasonably consult with the other Parties regarding the defense of any third-party proceedings or litigation against such first Party relating to any of the transactions contemplated hereby.

4.2               Tax Matters.

(a)                Tax Returns; Payment of Taxes.

(i)                 Transferor shall prepare, or cause to be prepared, at Transferor’s expense, and cause the timely filing of all Tax Returns of Transferor for all periods (including the consolidated, unitary and combined Tax Returns of Transferor which include the operation of the Business for any period ending on or before the Closing Date) and all federal, state, local or foreign income or franchise Tax Returns of the Acquired Companies for all Taxable periods ending on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date. Such Tax Returns shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices. No later than 30 days prior to the due date (including extensions) for filing such Tax Returns, Transferor shall deliver such Tax Returns described in the foregoing sentence of this Section 4.2(a)(i) to Acquiror for its review and comment. Transferor shall consider in good faith all changes with respect to such Tax Returns as are reasonably requested by Acquiror. Transferor shall file or cause to be filed such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns, and shall timely pay or cause to be paid all Taxes due as reflected on such Tax Returns for all periods covered by such Tax Returns under this Section 4.2(a)(i). Acquiror shall prepare, or cause to be prepared, and shall cause to be timely filed, all other Tax Returns of any Acquired Company for any taxable period ending on or before the Closing Date for which such other Tax Returns have not been filed as of the Closing Date. No later than 30 days prior to the due date (including extensions) for filing such Tax Returns, Acquiror shall deliver such Tax Returns described in the foregoing sentence of this Section 4.2(a)(i) to Transferor for its review and comment. Acquiror shall make all changes with respect to such Tax Returns as are reasonably requested by Transferor. Acquiror shall file or cause to be filed such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns, and Transferor shall cause to be timely paid, or shall cause to be paid to Acquiror, all Taxes shown as due on such other Tax Returns for all periods covered by such other Tax Returns. Except as required by a determination within the meaning of Section 1313 of the Code, Acquiror shall not, and shall not cause any Acquired Company to, amend any Tax Return for a taxable period that ends on or prior to the Closing Date to the extent such amendment would increase the Transferor’s or Equityholders’ liability for Taxes, without the prior written consent of the Transferor (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)               Acquiror shall prepare or cause to be prepared, and cause to be timely filed, all Tax Returns of any and all Acquired Companies for Straddle Periods (the “Straddle Returns”). All Straddle Returns shall be prepared in a manner consistent with past practices of each Acquired Company, to the extent such past practice complies with applicable Law. No later than 30 days prior to the due date (including extensions) for filing the Straddle Returns, or as soon as practicable with respect to Straddle Returns due within 60 days of the Closing Date, Acquiror shall deliver the Straddle Returns to Transferor for review and comment. Acquiror shall make all changes with respect to the Straddle Returns as are reasonably requested by Transferor. Acquiror shall file or cause to be filed the Straddle Returns on or prior to the due date (including extensions) for filing such Straddle Returns, and shall timely pay all Taxes due as reflected on such Straddle Returns. No later than five (5) Business Days prior to the due date of any Straddle Return prepared pursuant to this Section 4.2(a)(ii), Transferor shall pay or cause to be paid to Acquiror the amount of any Taxes shown as due on such Straddle Returns that relate to the Pre-Closing Tax Period (as determined pursuant to Section 4.2(a)(iii)).

(iii)             For purposes of Section 4.2(a)(i) and Section 4.2(a)(ii), unless the context otherwise requires, any reference to “Transferor” after the liquidation and dissolution of Transferor pursuant to Section 4.11 hereof shall be to the Transferor Representative.

(iv)              The Parties agree that for U.S. federal and applicable state income tax purposes, they shall endeavor to cause Moonstruck CBD, LLC to allocate its items of income, gain, loss, deduction and credit for its calendar year between the Transferor and the Acquiror in accordance with the “closing of the books” method.

(b)                Transfer Taxes. Notwithstanding any other provision in the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) shall be borne and paid by Acquiror directly to the applicable taxing authority or Governmental Authority when due. Acquiror shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required, by applicable Law, Transferor will join in the execution of any such Tax Returns and other documentation.

(c)                Withholding Taxes. Notwithstanding any other provision in the Transaction Documents, Acquiror shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Transferor and any other recipients of payments hereunder; provided that Acquiror shall, no later than three Business Days prior to any such deduction or withholding, provide notice of its intent to withhold and a description of the legal basis therefor and shall cooperate with Transferor in the reduction, elimination or relief from such withholding (including, without limitation, through the provision of tax certificates, forms or other documentation) to the extent permitted under applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of the Transaction Documents as having been delivered and paid to Transferor or any such other recipient of payments in respect of which such deduction and withholding was made.

(d)                Tax Contests. No more than 15 days after Acquiror or any Acquired Company receives written notice which involves the assertion of any claim, or the commencement of any action or Tax Proceeding in respect of Taxes for which the Transferor or Equityholders may be liable for Taxes or liabilities (a “Tax Claim”), Acquiror shall notify Transferor in writing of such Tax Claim. Transferor (or, after the liquidation of the Transferor pursuant to Section 4.11, the Transferor’s Representative) shall control the contest or resolution of any Tax Claim; provided, however, that Transferor (or, after the liquidation of the Transferor pursuant to Section 4.11 hereof, the Transferor’s Representative) shall obtain the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Acquiror shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Acquiror.

(e)                Cooperation in Tax Matters. Transferor and Acquiror shall cooperate fully in connection with the filing of Tax Returns of any and all Acquired Companies and any Tax Proceeding of any Acquired Company. Such cooperation shall include the provision of records and information with respect to any Acquired Company which are in the possession of any Transferor and are reasonably relevant to any such Tax Proceeding. Without limiting the foregoing, Transferor will cooperate and use reasonable best efforts to have the now-current officers, directors and employees of any Acquired Company cooperate with Acquiror in furnishing information, evidence, testimony and other assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date. Transferor agrees to use its commercially reasonable best efforts to transfer to Acquiror on or as soon as practicable after the Closing Date (but in no event later than 15 Business Days after the Closing Date) all books and records with respect to Tax matters pertinent to any Acquired Company that are in their possession or subject to their direct or indirect control. Transferor further agrees, upon request, to use its commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f)                 Reorganization Efforts. Each of Acquiror and Transferor shall (and the Acquiror and Transferor shall cause their respective Subsidiaries to) use its reasonable best efforts to cause the transactions contemplated by the Transaction Agreements to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede such transactions from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

4.3               No Claim Against the Acquired Companies. Effective as of the Closing, Transferor (a) waives any and all rights of indemnification, contribution and other similar rights against the Acquired Companies (whether arising pursuant to any Acquired Company’s Charter Documents, any Contract, any Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in the Transaction Documents and/or out of the negotiation, execution and performance of the Transactions Documents, and (b) forever waives, releases and discharges (and hereby agrees to cause each of its Representatives to forever waive, release and discharge) with prejudice each Acquired Company and each of its Representatives from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing any Party from its obligations otherwise expressly set forth in any Transaction Document.

4.4               Transaction Confidentiality Agreements. Effective as of the Closing, (a) to the extent any right or interest of Transferor under any Transaction Confidentiality Agreement is assignable without the consent of a third party, Transferor hereby assigns to Acquiror all rights and interests of Transferor under each such Transaction Confidentiality Agreement for the purposes of protecting any information disclosed by Transferor thereunder, and (b) to the extent any right or interest of Transferor under a Transaction Confidentiality Agreement is not assignable without the consent of a third party, Transferor shall use commercially reasonable efforts to enforce its rights under any such Transaction Confidentiality Agreement for the benefit of Acquiror and its Affiliates as Acquiror directs, at Acquiror’s sole cost and expense.

4.5               Further Assurances. From time to time after the Closing Date, upon request of any Party, each Party shall execute, acknowledge and deliver all such other reasonable instruments and documents and shall take all such other reasonable actions required to consummate and make effective the transactions contemplated by the Transaction Documents and to put Acquiror in possession and control of all of the Transferred Assets of a tangible nature; provided that Acquiror shall not be required to pay any further consideration or amounts therefor.

4.6               Sharing of Data. Acquiror shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Transferor’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by Transferor (or its successors) pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Acquiror for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Transferor (or its successors) shall not destroy any such books, records or accounts retained by it without first providing Acquiror with the opportunity to obtain or copy such books, records, or accounts at Acquiror’s sole expense. Promptly upon request by Acquiror made at any time following the Closing Date, Transferor shall authorize the release to Acquiror of all files pertaining to the Transferred Assets or the Business or the Acquired Companies held by any federal, state, county or local authorities, agencies or instrumentalities.

4.7               Use of Business Names. Transferor shall not use, and shall not permit any Affiliate to use, any Business Name or any name reasonably similar thereto after the Closing Date, other than immaterial existing uses, which Transferor shall use reasonable efforts to discontinue. Promptly upon the Closing, but in no event more than five Business Days after the Closing, Transferor shall, to the extent not dissolved, file the necessary documents to amend its Certificate of Incorporation and other corporate records, if necessary, to comply with this provision. “Business Names” means all business names, brand names, marketing names, trade names, trademarks, service marks and domain names related to or used in connection with the Business, including the domain name “gvbbiopharma.com” and any other business name, brand name, marketing name, trade name, trademark, service mark and domain name that includes the word “GVB” or “Biopharma” and any and all other derivatives thereof, including any registrations and/or applications for registration of the foregoing.

4.8               Employee Retention Credits. Acquiror agrees that it shall, and it shall cause the Acquired Companies to, forward promptly to Transferor any monies, checks or instruments received by Acquiror or the Acquired Companies after the Closing Date with respect to the Employee Retention Credits. Acquiror shall reasonably cooperate with Transferor in the collection of the Employee Retention Credits, provided Transferor pays the reasonable expenses of Acquiror and its Representatives incurred in providing such cooperation. Transferor shall hold any received Employee Retention Credits for the purposes of settling its debts, liabilities and obligations and shall not disburse any portion of such Employee Retention Credits to its Equityholders until at least December 15, 2022.

4.9               Collection of Accounts Receivable. Transferor agrees that it shall forward promptly to Acquiror any monies, checks or instruments received by Transferor after the Closing Date with respect to the accounts receivable purchased by Acquiror from Transferor pursuant to this Agreement.

4.10           Employees. Acquiror shall be permitted to offer employment to each employee of Transferor, terminable at the will of Acquiror. Transferor hereby consents to the hiring of any such employees by Acquiror and waives, with respect to the employment by Acquiror of such employee, any claims or rights Transferor may have against Acquiror or any such employee under any non-competition, confidentiality or employment agreement.

4.11           Corporate Existence; Dividends and Distributions; Transferor’s Representative.

(a)                Each of the parties acknowledges and agrees that Transferor may, anytime following the Closing, (i) disclose, set aside or pay any dividend or other distribution in cash or other property in respect of its capital stock, (ii) take all such actions as are necessary to liquidate and dissolve Transferor in accordance with its Charter Documents and applicable Law, (iii) in connection with such liquidation distribute to the Equityholders the Stock Consideration paid to Transferor, and (iv) deliver written evidence to Acquiror, in form and substance reasonably satisfactory to Acquiror, that Transferor has been so liquidated and dissolved.

(b)                Effective automatically and immediately upon the filing of the articles of dissolution of Transferor with the Nevada Secretary of State, William Spiegel is hereby appointed by the Transferor as the exclusive agent, proxy, true and lawful attorney-in-fact and representative for Transferor and its successor representative and permitted assign for all purposes under this Agreement and the other Transaction Documents (the “Transferor’s Representative”), with full power in his name and on his behalf to act according to the terms of this Agreement and the other Transaction Documents in the discretion of the Transferor’s Representative, and to do all things and to perform all acts, including amending this Agreement, waiving rights and executing and delivering all agreements, certificates, receipts, instructions and other instruments, and taking such other actions, that the Transferor’s Representative, in his sole judgment, may deem to be in the best interests of Transferor its Stockholders or otherwise appropriate or advisable in connection with the Transaction Documents. By signing this Agreement, the Transferor’s Representative hereby accepts such appointment. Transferor agrees that (i) Transferor shall be bound by any and all actions taken by the Transferor’s Representative on its behalf, (ii) all decisions and actions by the Transferor’s Representative shall be binding upon Transferor, (iii) Parent and Acquiror shall be entitled to rely conclusively, and shall be fully protected in relying, on any instructions, decisions or action taken, or any action not taken, by the Transferor’s Representative on behalf of Transferor in connection with his responsibilities under this Section 4.11(b) and (iv) Transferor shall not have any cause of action against the Transferor’s Representative for any action taken, decision made or instruction given by the Transferor’s Representative under this Agreement.

4.12           Cooperation.

(a)                Transferor and Acquiror shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of Transferor shall execute any documentation reasonably required by Acquiror’s accountant (in connection with such accountants’ audit or review of the Business and the Acquired Companies) or the Nasdaq National Market.

(b)                Following the Closing, Transferor shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by the Parent in connection with any financing, if any, including using reasonable best efforts to (i) provide any financing sources with reasonable access to the properties, Books and Records of the Transferor and its Subsidiaries, execute and deliver any customary certificates, authorization letters and related documents as may be reasonably requested by the Parent and (ii) direct its independent accountants and counsel to provide customary and reasonable assistance to the Parent including in connection with providing customary comfort letters and opinions of counsel.

4.13           Equity Schedule; Equityholder Documents.

(a)                From time to time following the Closing, Transferor shall update the Equity Schedule to reflect any exercises of Transferor Options or Transferor Warrants, as and when such information becomes available to Transferor, and promptly thereafter provide a copy of such updated Equity Schedule to Acquiror.

(b)                Transferor shall provide to Acquiror copies of (i) all Exercise Documents (or other documents evidencing election or agreement to exercise, exchange, terminate or cancel any Transferor Option or Transferor Warrant) executed and delivered by any Optionholder or Warrantholder, promptly following delivery to Transferor, and (ii) all Lockup Agreements executed and delivered by any Stockholder, promptly following delivery to Transferor.

4.14           Financial Statements. As promptly as practicable following the Closing, , and in no event later than the date that is forty five (45) days following the Closing Date, the Parties shall, at Acquiror’s cost to the extent not included as a Transaction Cost, cooperate to complete the following Financial Statements: (i) the audited balance sheet, statement of income, statement of retained earnings and statement of cash flows of the Business as of December 31, 2021 and for the year then ended, respectively, and (ii) reviewed balance sheets of the Business as of each of March 31, 2021 and March 31, 2022 and statements of income, retained earnings and cash flows of the Business for each of the three (3) month periods then ended.

4.15           Independent Director. Within thirty (30) days of Parent’s annual meeting of shareholders (currently scheduled for June 16, 2022), Parent agrees to nominate one of Tracey Brophy, Joelle Osias, or Lucille Salhany to Parent’s Board of Directors, so long as such director meets the criteria of an “independent director” under the applicable rules of the Nasdaq Capital Market and is determined to be suitable for service as a director by the Governance and Nominating Committee of Parent’s Board of Directors.

4.16           Elite Sales(i). To the extent not accomplished prior to the Closing, Transferor shall, and shall cause its Affiliates to, cause (i) Elite Sales to assign, transfer and convey to a First Tier Acquired Company all of its rights, assets and properties (whether tangible or intangible) that are used or are useful in or related to the Business, without further consideration from any Acquired Company, (ii) Elites Sales to terminate all of its employees that are engaged in the Business, and (iii) Elite Sales to terminate any arrangements or other agreements with any Acquired Company. To the extent not accomplished prior to the Closing, Acquiror shall cause a First Tier Acquired Company to hire all such employees terminated by Elite Sales. That Parties acknowledge that the actions described above are already in process, even though any action may not be completed prior to the Closing.

Article V
DEFINITIONS

5.1               Specific Definitions.

(a)                “Acquired Companies” means each Subsidiary of Transferor, including ESI Holdings, LLC, a Nevada limited liability company, Evergreen State Holdings, LLC, a Oregon limited liability company d/b/a “GVB Oregon”, GV Farm Services, LLC, a Oregon limited liability company, PTB Investment Holdings, LLC, a Nevada limited liability company d/b/a “GVB Nevada,” Oregon Custom Supply, LLC, a Oregon limited liability company, Central Oregon Processing, LLC, a Oregon limited liability company, Prineville Solutions, LLC, a Oregon limited liability company d/b/a “Prineville Refrigeration,” but excluding GVB Medical. For purposes of the representations and warranties made by Transferor, the Acquired Companies shall also include Elite Sales.

(b)                “Acquired Company Shares” means all issued and outstanding shares of capital stock, membership interests or other equity securities of any Acquired Company.

(c)                “Affiliate” means, with respect to any specified Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person, (ii) any director, officer, partner, member or trustee of such specified Person, (iii) any other Person that is deemed to be an affiliate of such specified Person under interpretations of the Exchange Act, (iv) any Person who is an officer, director, partner, member or trustee of any Person described in clauses (i) through (iii) of this sentence, or (v) if such specified Person is a natural Person, any member of such natural person’s immediate family. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 10% or more of the voting interests of such Person, through Contract or otherwise.

(d)                “Aggregate Transferor Stock Deemed Outstanding” means the sum of (a) the aggregate number of shares of Transferor Common Stock outstanding as of immediately prior to the Closing, plus (b) the aggregate number of shares of Transferor Series A Preferred Stock outstanding as of immediately prior to the Closing, plus (c) the aggregate number of shares of Transferor Stock that would be issuable in respect of all Transferor Options outstanding as of immediately prior to the Closing (assuming, in each case, all such Transferor Options were exercised in full, without regard to any restriction upon exercise, immediately prior to the Closing), plus (d) the aggregate number of shares of Transferor Stock that would be issuable in respect of all Transferor Warrants outstanding as of immediately prior to the Closing (assuming, in each case, all such Transferor Warrants were exercised in full, without regard to any restriction upon exercise, immediately prior to the Closing).

(e)                “Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

(f)                 “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one person.

(g)                “Books and Records” means any and all business records, financial books and records, minute books, stock record books, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, and production and quality control records and formulations.

(h)                “Business Bank Indebtedness” means the aggregate amount of (i) any obligations of Transferor or any Acquired Company for borrowed money, or with respect to deposits or advances of any kind to Transferor or any Acquired Company, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, (ii) any obligations of Transferor or any Acquired Company evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of Transferor or any Acquired Company upon which interest charges are customarily paid (excluding trade accounts payable), (iv) any obligations of others secured by any Lien (other than a Permitted Lien) on any Transferred Assets or property or assets owned or acquired by any Acquired Company, whether or not the obligations secured thereby have been assumed, (v) any obligations of Transferor or any Acquired Company under interest rate or currency swap transactions (valued at the termination value thereof), (vi) any amounts owed with respect to drawn letters of credit issued for the account of Transferor or any Acquired Company, (vii) any obligations of Transferor or any Acquired Company to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (viii) any guaranties or arrangements having the economic effect of a guaranty by Transferor or any Acquired Company of any indebtedness of any other Person, and (ix) any accrued interest or penalties on any of the foregoing.

(i)                 “Business Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by Transferor or any Acquired Company or with respect to which Transferor or any Acquired Company has or may have any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, managers, employees, officers, agents or service providers of Transferor who are or were engaged in the Business or of any Acquired Company.

(j)                 “Business Benefit Plan” means any Benefit Plan for which Transferor (to the extent related to the Business) or any Acquired Company is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan Transferor or any Acquired Company maintains or has previously maintained or to which it is obligated to make payments or has or may have any current or future Liability, in each case with respect to any present or former employees of Transferor engaged in the Business or any present or former employees of any Acquired Company, and any Qualified Plan that was terminated since December 31, 2012.

(k)                “Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

(l)                 “Business Employee Indebtedness” means (i) any compensation (including any bonuses) accrued or owing to any current or former employee of Transferor or any current or former employee of any Acquired Company, including severance, change of control and similar payment obligations related to the transactions even if further contingent on a cessation of employment or the provision of additional services, (ii) any payroll Taxes attributable to such any such compensation, and (iii) any Taxes deferred pursuant to Section 2302 of the CARES Act; and (iv) together in each such case, with any interest or penalties thereon.

(m)              “Business Indebtedness” means, without duplication, the aggregate amount of (i) any Business Bank Indebtedness, (ii) any Business Employee Indebtedness, (iii) any obligations of Transferor or any Acquired Company under conditional sale or other title retention agreements, (iv) any obligations of Transferor or any Acquired Company issued or assumed as the deferred purchase price of property or services (excluding obligations of Transferor or any Acquired Company to creditors for goods and services incurred in the ordinary course of such Person’s business), (v) any capitalized lease obligations of Transferor or any Acquired Company, (vi) any deferred revenue obligations of Transferor or any Acquired Company, (vii) any guaranties or arrangements having the economic effect of a guaranty by Transferor or any Acquired Company of any indebtedness of any other Person, (viii) any settlement payment obligations of Transferor or any Acquired Company not paid as of immediately prior to the Closing, including any such obligation owing to each of S&S Ag, LLC and Ms. Hoiseth, but excluding any such obligation owing to Nationwide Medical Supply, Inc. (it being understood and agreed that no such obligations are being assumed by Acquiror) and (ix) any accrued interest or penalties on any of the foregoing.

(n)                “Business Intellectual Property” means all Intellectual Property used in or necessary for, (i) Transferor’s or any Acquired Company’s Exploitation of the Customer Offerings, (ii) Transferor’s or any Acquired Company’s Exploitation of the Internal Systems and (iii) Transferor’s and the Acquired Company’s conduct of the Business, in each case in the manner currently conducted, including all Business Licensed Intellectual Property and all Business Owned Intellectual Property.

(o)                “Business Leased Real Property” means all Real Property leased by Transferor and used in the Business or by any Acquired Company.

(p)                “Business Licensed Intellectual Property” means all Intellectual Property that is licensed by any third party to Transferor and used in the Business or by any Acquired Company.

(q)                “Business Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by Transferor and used in the Business or by any Acquired Company.

(r)                 “Business Owned Real Property” means all Real Property owned or purported to be owned, in whole or in part, by Transferor and used in the Business or by any Acquired Company.

(s)                 “Business Real Property” means all Business Leased Real Property and Business Owned Real Property.

(t)                 “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

(u)                “Charter Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

(v)                “COBRA” means Part 6 of Title I of ERISA.

(w)              “Code” means the Internal Revenue Code of 1986.

(x)                “Confidential Information” means, as to any Person, any information not generally known outside such Person that may be of value to such Person including information that has not been disclosed to the public or to the trade with respect to such Person’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, know-how, facilities, methods, trade secrets, Copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other proprietary Intellectual Property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of such Person’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to such Person in confidence.

(y)                “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

(z)                “COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

(aa)             “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, masking, vaccination mandates or requirements, or any other Law, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

(bb)            “COVID-19 Relief Benefit” means any note, bond, debenture or other debt security, or any deferral of Taxes or social security payments (to the extent quantified at Closing and included in the definition of Business Employee Indebtedness), issued or granted by any Person (including any Governmental Entity) to the Transferor or an Acquired Company pursuant to any economic relief program or applicable Law enacted as a result of the COVID-19 pandemic anywhere in the world, including the Paycheck Protection Program administered by the U.S. Small Business Administration and the CARES Act.

(cc)             “Customer Offerings” means (x) the products that the Business or any Acquired Company or any of its predecessors (i) currently develops, produces, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, produced, manufactured, marketed, distributed, made available, sold or licensed to third parties since December 31, 2019, and (y) the services that the Business or any Acquired Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties since December 31, 2019.

(dd)            “Elite Sales” means Elite Sales & Services, LLC d/b/a GVB California, a California limited liability company, and Elite Sales & Services Colorado, LLC, a Colorado limited liability company d/b/a GVB Colorado, collectively.

(ee)             “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

(ff)               “Environmental Law” means any Law or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any Law, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (ii) the Release or threatened Release into the Environment or the workplace of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (iii) required community or worker right-to-know disclosures with respect to Hazardous Materials; (iv) the protection of wild life, marine life and wetlands, and endangered and threatened species; and (v) the regulation of storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles.

(gg)            “Environmental Matters” mean any Liability of any of Transferor (to the extent related to the Business) or any Acquired Company arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, based on (1) any failure to comply with Environmental Laws and (2) the Release or threatened Release of, or exposure of persons or property to, Hazardous Materials at any location; except to the extent such matters would not reasonably be expected to result in a Material Adverse Change.

(hh)            “Equityholder” means any Stockholder, Optionholder or Warrantholder.

(ii)               “ERISA” means the Employee Retirement Income Security Act of 1974.

(jj)               “ERISA Affiliate” means any Person that, together with Transferor or any Acquired Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Transferor or any Acquired Company is or has been a general partner.

(kk)            “Exchange Act” means the Securities Exchange Act of 1934.

(ll)               “Exploit”, including with correlative meaning the term “Exploitation”, means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works.

(mm)        “First Tier Acquired Company” means each direct Subsidiary of Transferor that is engaged in the Business, including ESI Holdings, LLC, a Nevada limited liability company, but excluding GVB Medical.

(nn)            “GAAP” means United States Generally Accepted Accounting Principles.

(oo)            “Governing Body” means the board of directors or other governing body of a Person that is not a natural person.

(pp)            “Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.

(qq)            “GVB Medical” means GVB Medical, LLC, a Nevada limited liability company.

(rr)               “Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been designated or listed by any Governmental Authority or in or pursuant to any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, or regulated under the Occupational Safety and Health Act, or pursuant to analogous state Laws or regulations.

(ss)              “Hazardous Materials Activities” means the transport, storage, use, management, handling, manufacture, disposal or release of, or exposure of its employees or others to, Hazardous Materials or any products containing a Hazardous Material.

(tt)               “Inbound IP Licenses” means, collectively, (i) each license or agreement pursuant to which Transferor or any Acquired Company Exploits each item of Business Licensed Intellectual Property (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by Transferor or any Acquired Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500), (ii) each agreement, contract, assignment or other instrument pursuant to which Transferor or any Acquired Company has obtained any joint or sole ownership interest in or to any item of Business Owned Intellectual Property, and (iii) each agreement, contract or other instrument pursuant to which Transferor or any Acquired Company has obtained any ownership or license interest in Intellectual Property developed by a consultant, software or hardware developer or vendor to Transferor (to the extent related to the Business) or any Acquired Company.

(uu)            “Intellectual Property” means the following subsisting throughout the world: (i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”); (ii) trademarks, service marks, logos, trade dress, Internet domain names, corporate names, domain names, trade names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks, logos and trade dress (collectively, “Trademarks”), and all goodwill in the foregoing; (iii) copyrights, designs, all other original works of authorship fixed in any tangible medium of expression, data and database rights and registrations and applications for registration thereof, including moral rights of authors (collectively, “Copyrights”); (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(vv)            “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered Copyrights and designs, mask work registrations and applications for each of the foregoing.

(ww)         “Internal Systems” means the software, laboratory equipment, materials and test, calibration and measurement apparatus used by Transferor in the Business or its operations or by any Acquired Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of Transferor or an Acquired Company or a third party site.

(xx)            “Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.

(yy)            “Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including the common law.

(zz)             “Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(aaa)          “Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

(bbb)        “Material Adverse Change” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Transferred Assets, any Acquired Company or the Business or Transferor’s ability to consummate the transactions contemplated hereby. Notwithstanding the foregoing, no result, occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Change has occurred to the extent, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries or markets in which Transferor and the Acquired Companies operate; (iii) any changes in financial or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) any epidemics, pandemics (including the COVID-19 pandemic), disease outbreaks, or other public health emergencies, or the escalation or worsening thereof; (vii) any natural or man-made disaster or acts of God, or the escalation or worsening thereof; (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; or (ix) any action required or permitted by this Agreement; provided, however, that any result, occurrence, fact, change, event or effect referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Change has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Transferor, any Acquired Company or the Business relative to other Persons operating in the industries or markets in which Transferor, any Acquired Company or the Business operates.

(ccc)          “Material Contracts” means, collectively, any and all Contracts listed (or required to be listed) in Sections 2.6(b), 2.16(a), 2.17(f) and/or 2.17(g) of the Disclosure Schedule and any Contract that would be required to be listed in any such Section of the Disclosure Schedule if it were entered into at or prior to the date of this Agreement.

(ddd)        “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

(eee)          “Optionholder” means any holder of any Transferor Option immediately prior to the Closing.

(fff)            “Outbound IP Licenses” means, collectively, each license, covenant or other agreement pursuant to which Transferor or any Acquired Company has licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Business Intellectual Property.

(ggg)        “Parent’s knowledge”, “knowledge of Parent” or phrases of similar import, mean the actual or constructive knowledge of James A. Mish, Richard Fitzgerald or Steven Przybyla, after reasonable inquiry.

(hhh)        “Permit” means any permit, license, franchise, security clearance, consent, contractual right, consent and other authorization or approval of any Governmental Authority, including any hemp related certification, Kosher certification, ISO certification or non-GMO certification or comparable certification.

(iii)             “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby, and (iv) Liens based upon the Business Bank Indebtedness set forth on Schedule 1.2(a).

(jjj)             “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

(kkk)        “Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

(lll)             “Qualified Plan” means any Business Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

(mmm)  “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(nnn)        “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

(ooo)        “Related Party” means any Stockholder, any holder of a record or beneficial interest in any Stockholder or any Affiliate of any of the foregoing.

(ppp)        “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

(qqq)        “Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, volunteers, temporary workers, equityholders, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

(rrr)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(sss)           “Transferor’s knowledge”, “knowledge of Transferor” or phrases of similar import, mean the actual or constructive knowledge of each of Theodore Swindells, Jack Feldman, Philip Swindells, William Spiegel, Hugh Kinsman or Jonathan Staffeldt, after reasonable inquiry.

(ttt)             “Transferor Common Stock” means shares of common stock, $0.0001 par value per share, of Transferor.

(uuu)        “Transferor Option” means any outstanding and unexercised option to purchase one or more shares of Transferor Stock granted by Transferor pursuant to an option agreement that has been entered into by Transferor and a recipient of such option pursuant to the Transferor Option Plan.

(vvv)        “Transferor Option Plan” means the GVB Equity Incentive Plan 2020, adopted by Transferor effective January 1, 2020.

(www)   “Transferor Series A Preferred Stock” means shares of Series A Convertible Preferred Stock, $0.0001 par value per share, of Transferor.

(xxx)        “Transferor Stock” means shares of the Transferor Common Stock and the Transferor Series A Preferred Stock.

(yyy)        “Transferor Warrant” means any outstanding and unexercised warrant to purchase one or more shares of Transferor Stock granted by Transferor.

(zzz)          “Stockholder” means any holder of Transferor Stock immediately prior to the Closing.

(aaaa)      “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

(bbbb)     “Structures” means all structures and all structural, mechanical and other physical systems that constitute part of the Business Real Property.

(cccc)      “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing (A) 50% or more of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive 50% or more of the dividends or income distributed to the holders of outstanding capital stock or other ownership interests of such entity or (C) the right to receive 50% or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or (iii) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.

(dddd)     “Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means any foreign, federal, state, county, or local income, sales and use, excise, franchise, real and personal property, unclaimed property, escheat, gross receipt, capital stock, production, lease, license, transfer, stamp, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee, assessment or charge of any kind whatsoever imposed by any taxing authority, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, and including any interest, additions to tax or penalties related thereto.

(eeee)      “Tax Proceeding” means any audit, litigation, dispute or other proceeding with respect to Taxes.

(ffff)          “Tax Return” means all returns and reports (including elections, declarations, disclosures, attachments, schedules, estimates, information returns, and supporting work papers), including any amendment thereof, required to be filed with or sent to a taxing authority relating to Taxes.

(gggg)     “Transaction Confidentiality Agreement” means any right or interest of any Transferor under any confidentiality agreement with another potential purchaser of all or any part of Transferor, the Business or the Transferred Assets.

(hhhh)     “Transaction Costs” means the fees, expenses and disbursements of Transferor or any Acquired Company incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses.

(iiii)           “Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby to be executed on the date hereof or on the Closing Date by Transferor, any Acquired Company, Acquiror and/or any of their respective Affiliates. The Transaction Documents include the instruments of conveyance described in Section 1.4(a)(i) and the instrument of assumption described in Section 1.4(b)(ii).

(jjjj)           “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

(kkkk)     “Warrantholder” means any holder of Transferor Warrants, immediately prior to the Closing.

5.2               Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

5.3               Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.

5.4               Cross-References.

Acquiror – Introduction
Agreement – Introduction
Aggregate Consideration – Section 1.1(a)
Anti-Bribery Laws – Section 2.13
Assigned Contracts – Section 1.1(d)(i)(E)
Assumed Liabilities – Section 1.1(d)(ii)
Base Balance Sheet – Section 2.4(a)
Business – Recitals
Business Names – Section 4.7
Business Registrations – Section 2.17(a)
Closing – Section 1.3
Closing Date – Section 1.3
Controls/control/controlled – Section 5.1(c)
Copyrights – Section 5.1(uu)
Deferred Item – Section 1.1(c)
Derivative Securities – Section 2.3(a)
Disclosure Schedule – Introduction to Article II
Employee Retention Credit – Section 1.1(d)(iii)(F)
Environmental Permits – Section 2.7(c)
Equity Schedule – Section 1.2(c)
Excluded Assets – Section 1.1(d)(iii)
Exercise Documents – Section 1.6(a)
Financial Statements – Section 2.4(a)
Insurance Policies – Section 2.18
Intended Tax Treatment – Section 1.5
Interests – Recitals
IRS – Section 2.10(b)
Legal Proceeding – Section 2.15(a)
Lockup Agreement – Section 1.6(b)
Material Permits – Section 2.12(b)
Most Recent Balance Sheet Date – Section 2.5
Non-Accredited Investor – Section 2.3(d)
Parent – Recitals
Parent Balance Sheet – Section 3.4(c)
Parent Common Stock – Section 1.1(a)
Parent SEC Documents – Section 3.4(a)
Party/Parties – Introduction
Patent Rights – Section 5.1(uu)
Personal Data – Section 2.12(d)
Retained Liabilities – Section 1.1(d)(iv)
Stock Consideration – Section 1.1(a)
Straddle Returns – Section 4.2(a)(ii)
Systems – Section 2.17(h)
Tax Claim – Section 4.2(d)
Trademarks – Section 5.1(uu)
Transferor – Introduction
Transferor’s Representative – Section 4.11(b)
Transferred Assets – Section 1.1(d)(i)

Article VI
PARENT GUARANTY

Parent hereby unconditionally guarantees the due and punctual performance of the obligations of Acquiror under this Agreement that are required to be performed at or prior to the Closing. This guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any other act or event which might otherwise operate as a legal or equitable discharge of Parent under this Article VI. Parent waives all special suretyship defenses and notice requirements.

Article VII
GENERAL

7.1               Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing. This Section 7.1 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Closing.

7.2               Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by email (with confirmation of receipt), by registered or certified mail, postage prepaid, by nationally recognized overnight courier service, as follows: (i) as of the date so delivered personally or emailed, (ii) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (iii) four Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees. Such communications must be sent to the following addresses, or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.2:

If to Parent or Acquiror: 22nd Century Group, Inc. 500 Seneca Street, Suite 507 Buffalo, New York 14204 Attention: Steven Przybyla, General Counsel Email: sprzybyla@xxiicentury.com	With a required copy to: Shulman Rogers 2505 Park Potomac Avenue, 6th Floor Potomac, MD 20854 Attention: Scott Museles Aaron A. Ghais Email: smuseles@shulmanrogers.com aghais@shulmanrogers.com
If to Transferor: GVB Biopharma 4456 E. Craig Road Las Vegas, NV 89115 Attention: Jonathan Staffeldt Email: jonathan@gvbbiopharma.com	With a required copy to: Dorsey & Whitney LLP 161 Bay St. #4310 Toronto, ON M5J 2S1, Canada Attention: James Guttman E-mail: guttman.james@dorsey.com

7.3               Entire Agreement. This Agreement (which includes the Disclosure Schedule, the other Schedules hereto and the Exhibits hereto), the other Transaction Documents and all other agreements contemplated hereby sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Disclosure Schedule, the other Schedules and the Exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Disclosure Schedule or any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement.

7.4               Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the other Parties (except by operation of Law) and shall be binding upon and shall inure to the benefit of the Parties, and their respective Representatives; provided that notwithstanding the foregoing, Acquiror may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates or any purchaser of, or successor to, the Business or any part thereof; provided further that Acquiror may assign any or all of its rights, obligations or Liabilities under this Agreement to any Party that merges with or acquires all or substantially all of the stock of Acquiror or substantially all of the assets of Acquiror to which this Agreement relates. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

7.5               Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

7.6               Expenses and Fees. Acquiror will pay and be solely responsible for all of the fees, expenses and disbursements of Acquiror and its Representatives incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses.

7.7               Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Delaware.

7.8               Submission to Jurisdiction.

(a)                Each Party irrevocably and unconditionally (i) accepts the jurisdiction and venue of any state or federal court sitting in the State of New York in any action or proceeding arising out of or related to this Agreement, (ii) waives any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in any such court and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 7.2, and (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.2, and agrees that service as provided this sentence is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; provided that nothing in this Section 7.8 shall limit the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

7.9               Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right, prior to any termination of this Agreement, to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

7.10           Severability. If any provision of this Agreement (including those contained in Section 4.2(a)) or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

7.11           Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

7.12           Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties or as specifically set out in Section 7.17.

7.13           Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

7.14           Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated hereby and is not relying on any representation or statements made by any other Party as to such tax consequences.

7.15           Public Disclosure. Except for press releases or other communications approved in writing by the Transferor and Acquiror at, prior to or after the Closing, or as required by applicable Law (but excluding the current report on Form 8-K to be filed by Parent in connection with this Agreement), none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Acquiror and the Transferor in writing, which approval shall not be unreasonably withheld or delayed.

7.16           Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

7.17           Conflicts and Privilege.

(a)                Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that:

(i)                 Dorsey & Whitney LLP has acted as counsel to Transferor and the Acquired Companies and their Representatives and Affiliates, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent and Acquiror agree, and shall cause the Acquired Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Acquired Companies by Dorsey & Whitney LLP shall not preclude Dorsey & Whitney LLP (or any successor) from serving as counsel to the Transferor and its Representatives and Affiliates (other than the Acquired Companies) in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby; and

(ii)               Parent and Acquiror shall not, and shall cause the Acquired Companies not to, seek or have Dorsey & Whitney LLP (or any successor) disqualified from any such representation based on the prior representation of the Acquired Companies by Dorsey & Whitney LLP. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 7.17(a) shall not be deemed exclusive of any other rights to which Dorsey & Whitney LLP (or any successor) is entitled whether pursuant to law, contract or otherwise.

(b)                All communications between the Transferor, Acquired Companies and their Representatives and Affiliates, on the one hand, and Dorsey & Whitney LLP, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to Transferor and shall not pass to or be claimed by Parent, Acquiror or the Acquired Companies. Accordingly, Parent, Acquiror and the Acquired Companies shall not have access to any Privileged Communications or to the files of Dorsey & Whitney LLP (or any successor) relating to such engagement from and after the Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving Transferor or the Stockholders or their respective Representatives and successors. Without limiting the generality of the foregoing, from and after the Closing, (i) Transferor (and not Parent, Acquiror or the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent, Acquiror or the Acquired Companies shall be a holder thereof, (ii) to the extent that files of Dorsey & Whitney LLP (or any successor) in respect of such engagement constitute property of the client, only Transferor (and not Parent, Acquiror or the Acquired Companies) shall hold such property rights and (iii) Dorsey & Whitney LLP (or any successor) shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, Acquiror or the Acquired Companies by reason of any attorney-client relationship between or among Dorsey & Whitney LLP (or any successor) and any Acquired Companies or otherwise.

(c)                This Section 7.17 is intended for the benefit of, and shall be enforceable by, Dorsey & Whitney LLP (or any successor). This Section 7.17 shall be irrevocable, and no term of this Section 7.17 may be amended, waived or modified, without the prior written consent of Dorsey & Whitney LLP.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Reorganization and Acquisition Agreement as of the day and year first written above.

TRANSFEROR:	GVB BIOPHARMA

	By:	/s/ Phillip Swindells
Phillip Swindells
Chief Executive Officer

ACQUIROR:	GOLDEN ACQUISITION SUB, LLC

	By:	/s/ James Mish
James Mish
Manager

PARENT:	22ND CENTURY GROUP, INC.

	By:	/s/ James Mish
James Mish
Chief Executive Officer